ITEM 6. SELECTED FINANCIAL DATA
The following financial data are derived from our audited consolidated financial statements as of December 31, 2005 and for the period from November 7, 2005 to December 31, 2005 and from our Operating Partnership’s (the “Predecessor”) audited consolidated financial statements for the period from January 1, 2005 to November 6, 2005 and as of and for the years ended December 31, 2004, 2003 and 2002 and from the combined consolidated financial statements of Newkirk RE Holdings, LLC and Newkirk NL Holdings, LLC (“Previous Predecessor Entity”) as of and for the year ended December 31, 2001. In connection with our merger with and into Lexington Corporate Properties Trust effective on December 31, 2006, our Operating Partnership changed its name to The Lexington Master Limited Partnership. The financial data set forth below should be read in conjunction with “Item 7. Management’s Discussions and Analysis of Financial Condition and Results of Operations” below and “Item 8. Financial Statements and Supplementary Data” and the notes thereto appearing elsewhere in this report.

	The Company	The Predecessor (1)
	Period	Period
	November 7,	January 1,
	2005 to	2005 to				The Previous
	December 31,	November 6	Year Ended December 31,			Predecessor
	2005	2005	2004	2003	2002	2001 (2)
	(in thousands, except per share data)
Operating Data

Total revenues	$28,799	$160,897	$192,215	$206,488	$196,094	$258,975

Income from continuing operations before minority interest	808	51,092	75,889	81,596	77,981	102,049
(Loss) income from continuing operations	(93)	35,208	57,477	63,367	67,364	46,387
Net income	1,349	43,171	137,808	145,164	122,862	49,611
Net income per share	0.07	—	—	—	—	—

Weighted average common shares outstanding	19,375	—	—	—	—	—
Distribution declared per share	0.27	—	—	—	—	—

Balance Sheet Data

Real estate investments, at cost	1,488,192	—	1,578,182	1,655,430	1,716,568	1,390,422
Real estate investments, net of accumulated depreciation	943,992	—	1,032,797	1,129,237	1,203,890	1,001,321
Total assets	1,345,084	—	1,237,129	1,384,094	1,476,623	1,476,922

Total debt	770,786	—	907,339	1,104,231	1,238,494	1,024,539

Partners’ equity	—	—	203,785	98,864	(6,104)	257,518

Stockholders’ equity	176,041	—	—	—	—	—

Other Data (3)

Funds from continuing operations	1,434	—	—	—	—	—
Adjusted funds from continuing operations	4,593	—	—	—	—	—
Adjusted funds from continuing operations per share	0.24	—	—	—	—	—

(1)	Represents historical financial data for the Operating Partnership and its subsidiaries.

(2)	The combined consolidated balance sheet at December 31, 2001 and the combined consolidated operating results for the year ended December 31, 2001 are not comparable to the consolidated balance sheet data at December 31, 2002 and the consolidated operating data results for the year ended December 31, 2002. The Previous Predecessor Entity amounts include assets that were not transferred to the Operating Partnership, and the Operating Partnership amounts include assets that were contributed to the Operating Partnership by partners other than the Previous Predecessor Entity.

(3)	The following presents a reconciliation of our income from continuing operations to our adjusted funds from continuing operations for the period November 7, 2005 to December 31, 2005 (in thousands):

Loss from continuing operations	$(93)

Real estate depreciation	1,304
Real estate depreciation of unconsolidated interests	55
Amortization of lease intangibles	168

Funds from continuing operations	1,434
Add: Compensation expense incurred for exclusivity rights	3,159

Adjusted funds from continuing operations	$4,593

We compute funds from continuing operations (“FFO”) as shown in the calculation above. Funds from continuing operations is a non-GAAP financial measure which represents “funds from operations” as defined by NAREIT, excluding net income (loss) from discontinued operations. NAREIT defines funds from operations as net income, computed in accordance with generally accepted accounting principles or GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. We have also reported our adjusted FFO (“AFFO”) as adjusted for the non-cash charge incurred in connection with the issuance of shares to Winthrop Realty Trust in exchange for certain exclusivity rights with respect to net-lease business opportunities offered to or generated by senior management. We consider AFFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that funds from continuing operations provides a more meaningful and accurate indication of our performance. AFFO can also facilitate a comparison of current operating performance among REITs. AFFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
We were formed on July 22, 2005 to become and subsequently became the general partner of the Operating Partnership in connection with the IPO on November 7, 2005. Because of our limited history, we believe that a discussion of our operating results would not be meaningful. We have therefore set forth below a discussion of the historical operations of the Operating Partnership, through which we will conduct all of our operations. We intend to manage the Operating Partnership’s existing properties through lease renewals and extensions with existing tenants, new leases and/or, if stragetically warranted, sales. Upon expiration of a property’s lease, we intend to extend the lease or promptly re-lease the property to a new tenant. If we are unable to extend a lease or re-lease the property on a net lease basis, our general intention is to either sell that property or re-lease the property on a non-net lease basis and then sell it. However, depending on existing market conditions, we may elect to retain non-net leased properties so as to maximize returns.
The primary risks associated with re-tenanting properties are: (i) the period of time required to find a new tenant; (ii) whether renewal rental rates will be lower than in-place rental rates; (iii) significant leasing costs such as commissions and tenant improvement allowances; and (iv) the payment of operating costs such as real estate taxes and insurance while there is no offsetting revenue. We address these risks by contacting tenants well in advance of their lease expirations to ascertain their occupancy needs, visiting the properties to determine the physical condition of the property and meeting with local brokers to determine the depth of the rental market.
Our strategy differs from the Operating Partnership’s historical strategy in that we intend to employ a portion of the proceeds from the IPO as well as from future debt or equity financing and redeploy a portion of our cash flow from operations and property sales, net of distributions to our stockholders, to engage in significantly more acquisition and investment activity than the Operating Partnership had previously conducted. We will look to:
O	acquire individual net leased properties and portfolios of net leased properties;

O	complete sale/leaseback transactions, through which we acquire properties and lease the property back to the seller or operator under a net lease;

O	acquire controlling and non-controlling interests in private and public companies primarily engaged in the business of making net lease investments;

O	acquire equity and debt interests in entities that own, develop, manage or advise third parties with regard to net leased investments;

O	acquire senior or subordinated loans secured by mortgages on net leased properties, mezzanine loans secured by ownership interests in entities that own net leased properties as well as commercial mortgage-backed securities, B Notes and bridge loans, relating to net leased properties;

O	participate in development projects relating to net lease properties; and

O	explore investment opportunities in non-domestic markets.
Where opportunity arises, we intend to enter into strategic alliances with entities that historically have been leading sellers of net-lease assets.
We will also refinance our existing indebtedness to the extent strategically viable at lower average interest rates or on more attractive terms and increase our access to capital to finance property acquisitions and expansions.

Milestones and Subsequent Events Since the IPO (November 7, 2005 to March 1, 2006)
Financings
O	On February 10, 2006, we obtained a first mortgage loan from Greenwich Capital Financial Products, Inc., an unaffiliated third party, in the original principal amount of $14,800,000 secured by our property located in Bridgewater, New Jersey. See “Property Acquisitions and Other Investments” below. The loan bears interest at 5.732%, requires monthly payments of interest only for the first 60 months and then requires monthly payments of principal and interest of $86,000 and is scheduled to mature on March 6, 2016, at which time the outstanding principal balance is expected to be approximately $13,730,000. We received net proceeds from this loan, after satisfying closing costs, of approximately $14,600,000.
Property Sales
O	In November 2005, we sold our 430,000 square foot facility located in New Kingston, Pennsylvania to Hershey Foods Corporation, the tenant at the property pursuant to the purchase option contained in its lease for $11,350,000. We also received $3,838,000 of accrued and deferred rent.
Property Acquisitions and Other Investments
O	On January 18, 2006, we acquired an approximately 115,500 square foot office building in Bridgewater, New Jersey for a purchase price of $21,150,000. The property is net leased to Biovail Pharmaceuticals, Inc., a company primarily engaged in the manufacture and sale of generic pharmaceutical products. The lease agreement has a current term scheduled to expire October 31, 2014 with two, five-year renewal terms. Net adjusted rent during the current term is $1,397,000 per year through October 31, 2009 and then $1,686,000 thereafter.

O	On January 26, 2006, we acquired a 99,500 square foot 100% leased office building in Lisle, Illinois for a purchase price of $15,250,000. Adjusted net rent for the property, commencing January 1, 2007 is projected to be approximately $1,225,000 per year. The property is 86% leased to National Louis University with the balance being leased to two tenants. The National Louis University lease has a primary term expiring December 31, 2019 with annual lease rent commencing at $943,000 through December 31, 2006 (with a 50% rent concession through August 31, 2006), increasing by $43,000 on each January 1 thereafter.

O	At December 31, 2005, we owned securities in the publicly traded net lease REITs for an aggregate cost of approximately $5,030,000.
Lending Activities
o On December 29, 2005, a joint venture in which we hold a 50% interest made a $6,500,000 first mortgage loan to the Chicago Athletic Association. The loan is secured by a property solely occupied by the Chicago Athletic Association and located at 12 S. Michigan, Chicago, Illinois, bears interest at 8.5% per annum, requires monthly payments of approximately $52,000 and matures on December 15, 2010, at which time the outstanding principal balance of the loan is expected to be approximately $6,089,000.
Leasing
O	As of March 1, 2006, our properties were 96.5% leased.

O	Since November 7, 2005, six tenants representing leases at ten properties containing 1,390,674 square feet exercised their renewal option.

O	During that same period, two tenants representing leases at three properties containing 135,548 square feet notified us that they would not exercise their renewal options. We are currently marketing these properties for lease.

O	Since the IPO, three properties containing 143,173 square feet have been fully leased, and one property has been partially leased to a 7,800 square foot tenant.

Other Matters
O	On January 15, 2006 we entered into a strategic alliance with U.S. Realty Advisors, LLC, a leading net-lease property advisor, pursuant to which we will acquire single tenant assets.

O	In January 2006, we engaged the services of two dedicated, nationally recognized acquisition professionals, K. David Beardsley and Brian Johnson.
Trends
Competition
We expect to face significant competition for our targeted investments. We intend to capitalize on the acquisition and investment opportunities that our senior management may bring to us as a result of its acquisition experience. Through its broad experience, our senior management team has established a network of contacts and relationships in the net leased property industry, including relationships with operators, financiers, commercial real estate brokers, potential tenants and other key industry participants. In addition we believes that NKT Advisors’ significant real estate management infrastructure will provide us with the economies of scale associated with its current business operations and thus will provide us with a competitive advantage when bidding on investment opportunities.
We also compete with a large number of real estate property owners and developers for tenants. Principal factors of competition are rent charged, attractiveness of location and property condition. Our success will depend upon, among other factors, trends of the national and local economies, financial condition and operating results of current and prospective tenants, availability and cost of capital, construction and renovation costs, taxes, governmental regulations, legislation and population trends.
Interest rate environment
The current yield curve indicates that interest rates may increase. The effect of future interest rate increases on future acquisitions is not possible to predict but with respect to the effect on our floating rate debt, we may utilize a variety of financial instruments, including interest rate swaps, caps, options, floors and other interest rate exchange contracts, in order to limit the effects of fluctuations in interest rates on operations. Toward that end, we have entered into the following agreements in order to limit the exposure to interest rate volatility: (i) a five year interest rate swap agreement with KeyBank National Association effectively setting the LIBOR Rate at 4.642% for $250,000,000 of the loan balance; (ii) an interest rate cap agreement with Fleet Bank for $295,000,000 through November 2006 capping the LIBOR Rate at 5%; and (iii) an interest rate cap agreement with SMBC Derivative Products Limited capping the LIBOR Rate at 6% for the period from November 2006 until August 2008 for a notional Amount of $290,000,000 related to KeyBank National Association debt. We do not intend to utilize derivatives for speculative or other purposes other than interest rate risk management.
Liquidity and Capital Resources
General
Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments and other general business needs. Historically, the Operating Partnership principal sources of funds have been operating cash flows, property sales and borrowings. Operating cash flows have been, and are expected to continue to be, derived primarily from rental income received by us from our properties. Pursuant to the terms of the leases, the tenants are responsible for substantially all of the operating expenses with respect to the properties, including maintenance, capital improvements, insurance and taxes. Accordingly, we do not anticipate significant needs for cash for these costs. To the extent there is a vacancy in a property, we would be obligated for all operating expenses, including real estate taxes and insurance. As of December 31, 2005, ten properties were not subject to leases, representing approximately 3.5% of our square footage. We believe that cash flows from operations will continue to provide adequate capital to fund our operating and administrative expenses, regular debt service obligations and all dividend payments in accordance with REIT requirements in both the short-term and long-term. In addition, we anticipate that cash on hand, borrowings under our credit facility and issuance of equity and debt, as well as other alternatives; will provide the necessary capital required for our investment activities.

We received net proceeds of approximately $273,000,000 in connection with the IPO and sale of shares to Winthrop Realty Trust, the proceeds of which were used in connection with the November 7, 2005 transaction to purchase 2,000,000 units (on a post split and reverse split basis) from existing limited partners in the Operating Partnership for a net cost of approximately $37,700,000, and the balance of the proceeds were contributed to the Operating Partnership in exchange for newly-issued units. The Operating Partnership used these proceeds to repay $150,000,000 of existing debt, and the balance was added to cash reserves to be utilized to fund future acquisitions and fund working capital requirements. We will conduct all of our operations through the Operating Partnership. As a public company, we have access to public and private equity and debt markets and selective secured indebtedness. We may also seek an unsecured credit facility.
Our UPREIT structure will enable us to acquire properties for cash and/or by issuing to sellers, as a form of consideration, limited partnership interests in the Operating Partnership. We intend to utilize this structure to facilitate our ability to acquire individual properties and portfolios of properties by structuring transactions which will defer tax payable by a seller while preserving our available cash for other purposes, including the payment of dividends and distributions.
Future Cash Requirements:
The following table sets forth the timing of our payment obligations related to our off-balance sheet and contractual obligations from continuing operations, including all fixed and variable rate debt obligations, as of December 31, 2005, (in thousands):

	Payments Due by Period
Contractual			Less than 1
Obligations	Total		Year	2-3 Years	4-5 Years	After 5 Years
Mortgage Loan
Payable	$166,195		$36,700	$80,469	$16,625	$32,401
Note Payable	593,463		7,500	585,963	—	—
Contract Right
Mortgage Loan (4)	11,128		—	—	720	10,408
Ground Lease
Obligations (1)	1,291		269	522	497	3
Advisors’ Fee (2)	14,400	(3)	4,800	9,600	—	—	(3)

	$786,477		$49,269	$676,554	$17,842	$42,812

Commitments (5)	—		—	—	—	—

(1)	Does not include ground lease obligations where the lease agreements require the tenant to pay the ground rent expense.

(2)	Based upon equity in place at December 31, 2005. No effect given to the incentive fee as it is a product of future performance.

(3)	No amounts have been included due to the automatic annual renewal provisions of the Advisory Agreement.

(4)	No payments until 2009.

(5)	Excludes pending acquisitions from January 1, 2006 to January 26, 2006 of $36,400,000 that were subject to due diligence at December 31, 2005.
We carry comprehensive liability and all risk property insurance: (i) fire; (ii) flood; (iii) extended coverage; (iv) “acts of terrorism,” as defined in the Terrorism Risk Insurance Act of 2002, and (v) rental loss insurance with respect to our assets. In addition, under the terms of the triple-net tenant leases, the tenant is obligated to maintain adequate insurance coverage.

Our debt instruments, consisting of mortgage loans secured by our properties (which are generally non-recourse to us) and our secured debt facility contain customary covenants requiring us to maintain insurance. Although we believe that we have adequate insurance coverage under these agreements, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future. Further, if lenders insist on greater coverage than we are able to obtain, it could adversely affect our ability to finance and/or refinance our properties and expand our portfolio.
Cash Flows
For purposes of the following discussion of cash flow for the year ended December 31, 2005 and December 31, 2004, we have combined the cash flow from our operations for the period from November 7, 2005 through December 31, 2005, and the Operating Partnership for the period from January 1, 2005 through November 6, 2005. Internally, we use combined reporting to evaluate our operating performance and believe that this presentation will provide investors with additional insight into our financial results.
We had cash and cash equivalents of $174,816,000 at December 31, 2005, which consisted of $94,816,000 in cash and $80,000,000 in US Treasury Bill cash equivalents with maturities of less than 90 days. U.S. Treasury Bills are classified as cash equivalents. The average annual yields on the U.S. Treasury Bills were 3.0% for the years ended December 31, 2005.
Our level of liquidity based upon cash and cash equivalents increased by approximately $153,499,000 during the year ended December 31, 2005. The increase resulted from $142,463,000 of cash provided by our operating activities, $20,722,000 of cash provided by our investing activities and $9,686,000 of cash used by our financing activities.
Cash provided by operating activities of $142,463,000 was comprised of: (i) net income of $44,521,000; (ii) adjustments for non-cash items of $129,923,000, and (iii) a net negative change in operating assets and liabilities of $31,981,000. The adjustments for non-cash items were primarily comprised of (i) depreciation and amortization of $53,974,000; (ii) impairment loss of $29,715,000; (iii) loss on early extinguishment of debt of $30,460,000; (iv) minority interest of $20,211,000; (v) compensation expense related to the exclusivity rights of $10,500,000, (vi) the effect of straight-lining of rental income of $5,741,000. These amounts were partially offset by (i) net gains on disposal of real estate of $17,707,000, (ii) equity in net income of partially-owned entities of $2,729,000, and (iii) interest earned on restricted cash of $239,000. See Results of Operations below for additional details on our operations.
Cash provided by our investing activities consisted of $44,911,000 in proceeds from the sale of real estate, $44,405,000 from the acquisition of all the partnership interests in T-Two Partners and $143,000 in proceeds from the sale of real estate securities, partially offset by (i) purchases of various real estate securities for $5,171,000, (ii) deposits on future real estate acquisitions of $2,126,000, (iii) the issuance of loans receivable of $6,500,000, (iv) increases in our restricted cash of $16,777,000, (v) investments in limited partnership interests of $80,000, (vi) costs to obtain new leases of $65,000, (vii) $286,000 of building acquisitions and capital improvements to our existing properties, and (viii) $37,732,000 to acquire outside minority interests.
During 2005 our financing activities used cash primarily for (i) principal payment on mortgage notes of $277,685,000, (ii) principal payments on notes payable of $319,035,000, (iii) principal payments on contract right mortgage notes of $85,481,000, (iv) $37,692,000 of distributions made to our unitholders, and financing costs of $6,997,000. Cash provided by financing activities consisted primarily of (i) $268,871,000 of net proceeds from the sale of common shares by us in connection with the IPO, (ii) $477,759,000 of net proceeds from the refinancing of our secured debt facility, and (iii) $1,666,000 received in contributions form minority partners.
Dividends
In connection with our intention to qualify as a REIT for Federal income tax purposes, we expect to pay regular dividends to stockholders. These dividends are expected to be paid from operating cash flows and/or other sources. In December 2005, we declared a dividend of $0.27 per share which was paid on January 17, 2006 to the stockholders of record as of December 31, 2005.

Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements as of December 31, 2005.
Capital Expenditures
Due to the net lease nature of our leases, we do not incur significant expenditures in the ordinary course of business to maintain our properties. However, as leases expire, we expect to incur costs in extending the existing tenant lease or re-tenanting the properties. The amounts of these expenditures can vary significantly depending on tenant negotiations, market conditions and rental rates. These expenditures are expected to be funded from operating cash flows or borrowings.
Results of Operations
For purposes of the following comparison of operating results for the years ended December 31, 2005 and December 31, 2004, we have combined our results of operations for the period from November 7, 2005 through December 31, 2005 with the Operating Partnership’s the period from January 1, 2005 through November 6, 2005. Internally, we use combined reporting to evaluate our operating performance and believes that this presentation will provide investors with additional insight into our financial results.
Income from Continuing Operations
Income from continuing operations decreased by $22,362,000 to $35,115,000 for the year ended December 31, 2005 from $57,477,000 for the year ended December 31, 2004. As more fully described below, this decrease is primarily attributable to loss on early extinguishment of debt and impairment charges incurred during 2005 and a 1.7% decline in rental revenues.
Rental Income
Rental income decreased by $3,223,000 or 1.7% to $185,257,000 for the year ended December 31, 2005 from $188,480,000 for the year ended December 31, 2004. Approximately $2,437,000 of the decrease was due to the vacancy of a property located in Bedford, Texas. The decrease was also due to lower rental income resulting from lease renewals at rates that are lower than the primary term rates which, in a number of instances, are above market rate. Leased square footage declined from approximately 99% at December 31, 2004 to approximately 96.5% at December 31, 2005.
Interest Income
Interest income increased by $747,000 or approximately 22.0% to $4,150,000 for the year ended December 31, 2005 from $3,403,000 for the year ended December 31, 2004. The increase was due to higher invested cash balances and an increase in yields earned our cash balances.
Management Fee Income
Management fee income decreased by $45,000 or approximately 13.5% to $287,000 for the year ended December 31, 2005 from $332,000 for the year ended December 31, 2004. The decrease is attributable to fewer properties under management resulting from the sale of four properties owned by unconsolidated partnerships.
Interest Expense
Interest expense decreased by $12,015,000 or approximately 16.8% to $59,509,000 for the year ended December 31, 2005 compared to $71,524,000 for the year ended December 31, 2004. The decrease was primarily due to loan prepayments during the period and scheduled principal payments along with a reduced interest rate incurred in connection with our August 11, 2005 refinancing.

Loss from early Extinguishment of Debt
The loss from early extinguishment of debt increased by $28,722,000 to $25,306,000 for the year ended December 31, 2005 from $40,000 for the year ended December 31, 2004. The increase was primarily due to the refinancing of Operating Partnership debt which occurred on August 11, 2005. We incurred approximately $21,428,000 of prepayment penalties and approximately $6,005,000 of deferred mortgage costs were written off as a result of the refinancing. The Operating Partnership also recorded a net gain from the early extinguishment of the debt refinanced of approximately $1,748,000 as the carrying value for financial reporting purposes was higher than the amount paid off.
Depreciation
Depreciation expense increased by $164,000 or less than 1% to $27,481,000 for the year ended December 31, 2005 compared to $27,645,000 for the year ended December 31, 2004.
Impairment Loss
We recorded in our continuing operations a $2,750,000 impairment loss for the year ended December 31, 2005, $2,200,000 of which related to a property located in Evanston, Wyoming and $550,000 of which related to a property located in Rock Falls, Illinois. In 2004 we recorded an impairment charge of $9,600,000 on a property located in Bedford, Texas.
Amortization Expense
Amortization expense increased by $188,000 or 7.0% to $2,882,000 for the year ended December 31, 2005 compared to $2,694,000 for the year ended December 31, 2004. The increase relates to the amortization of in-place lease intangibles acquired in connection with the November 7, 2005 purchase of limited partnership units in the Operating Partnership.
Ground Rent
Ground rent expense increased by $174,000 or approximately 8.5% to $2,231,000 for the year ended December 31, 2005 compared to $2,057,000 for the year ended December 31, 2004. The increase in ground rent expense is primarily the result of an increase in the ground rental rate for a property located in Orlando, Florida.
State and Local Taxes
State and local tax expense increased by $239,000 or approximately 17.6% to $1,597,000 for the year ended December 31, 2005 compared to $1,358,000 for the year ended December 31, 2004. The increase is primarily the result of an audit by the State of Tennessee.
Equity in Income from Investments in Limited Partnerships
Equity in income from investments in limited partnerships increased by $466,000 or approximately 17.5% to $3,128,000 for the year ended December 31, 2005 compared to $2,662,000 for the year ended December 31, 2004. The increase is primarily the result of lower interest expense at the limited partnerships due to scheduled debt amortization and additional purchases of equity positions in limited partnerships.

Other Expense
Other expense for the year ended December 31, 2005 of $2,842,000 represents the minority interest expense of the Operating Partnership.
Minority Interest Expense
Minority interest expense increased by $1,627,000 or approximately 8.8% to $16,785,000 for the year ended December 31, 2005 compared to $18,412,000 for the year ended December 31, 2004. The increase was the result of an increase in minority interests due to the transactions on November 7, 2005 and the result of higher earnings at the non-wholly owned consolidated properties.
Discontinued Operations
During the year ended December 31, 2005, seven properties were sold for a combined net sales price of approximately $44,900,000. We recognized a net gain on disposal of one of these properties of $1,733,000, and the Operating Partnership recognized a net gain on disposal of these properties of $15,974,000. The sale and operations of these properties for all periods presented has been recorded as discontinued operations in compliance with the provisions of SFAS No. 144. Also included in discontinued operations are the operations attributed to the office property located in Toledo, Ohio and 50 retail properties leased to Albertson’s, all of which were sold in 2006. Discontinued operations also includes four office properties leased to Honeywell International, Inc. and three retail properties leased to The Kroger Company which are expected to be sold in 2007.
During the year ended December 31, 2004, the Operating Partnership sold 58 properties for a combined net sale price of $127,231,000. The Operating Partnership recognized a net gain on disposal of these properties of $49,808,000.
Comparison of the year ended December 31, 2004 to the year ended December 31, 2003.
Income from Continuing Operations
Income from continuing operations decreased by $5,890,000 to $57,477,000 for the year ended December 31, 2004 from $63,367,000 for the year ended December 31, 2003. As more fully described below, this decrease is attributable to a decrease in total revenue of $14,273,000 and an increase in minority interest expense of $183,000 which was partially offset by a decrease in total expenses of $7,958,000 and an increase in equity in income from investments in limited partnerships of $608,000
Rental Income
Rental income decreased by $14,630,000 or approximately 7.2% to $188,480,000 for the year ended December 31, 2004 from $203,110,000 for the year ended December 31, 2003. The decrease was primarily due to lower rental income resulting in lease renewals at rates that are lower than the primary term rates. Leased square footage at December 31, 2004 and 2003 was approximately 99%.
Interest Income
Interest income increased by $443,000 or approximately 15.0% to $3,403,000 for the year ended December 31, 2004 from $2,960,000 for the year ended December 31, 2003. The increase was primarily due to interest income of $456,000 on a loan to T-Two Partners.
Management Fee Income
Management fee income decreased by $86,000 or approximately 21% to $332,000 for the year ended December 31, 2004 from $418,000 for the year ended December 31, 2003. The decrease is attributable to fewer properties under management.

Interest Expense and Loss from the Early Extinguishment of Debt
Interest expense and loss from the early extinguishment of debt decreased by $11,720,000 or approximately 14.1% to $71,564,000 for the year ended December 31, 2004 compared to $83,284,000 for the year ended December 31, 2003. The decrease was primarily due to loan payoffs, normal scheduled principal payments and payments on the note payable to Bank of America.
Depreciation
Depreciation expense remained relatively consistent at $27,645,000 increasing by less than 1% for the year ended December 31, 2004 compared to $27,601,000 for the year ended December 31, 2003.
General and Administrative
General and administrative expenses decreased by $4,690,000 or approximately 56.2% to $3,648,000 for the year ended December 31, 2004 compared to $8,338,000 for the year ended December 31, 2003. The decrease is primarily the result of a $4,437,000 decrease in legal costs due to a $3,600,000 legal settlement in 2003.
Amortization Expense
Amortization expense decreased by $1,888,000 or approximately 41.2% to $2,694,000 for the year ended December 31, 2004 as compared to $4,582,000 for the year ended December 31, 2003. The decrease in amortization expense is primarily the result of the refinancing of the debt in 2003.
Ground Rent
Ground rent expense increased by $16,000 to $2,057,000 for the year ended December 31, 2004 as compared to $2,041,000 for the year ended December 31, 2003. The increase in ground rent expense is primarily the result of increases in ground rent rates for two partnerships.
State and Local Taxes
State and local tax expense increased by $626,000 or approximately 85.5% to $1,358,000 for the year ended December 31, 2004 compared to $732,000 for the year ended December 31, 2003. The increase is the result of higher taxable income in several states with partnership income tax requirements.
Equity in Income from Investments in Limited Partnerships
Equity in income from investments in limited partnerships increased by $608,000 or approximately 30% to $2,662,000 for the year ended December 31, 2004 compared to $2,054,000 for the year ended December 31, 2003. This increase was due to additional purchases of equity positions in limited partnerships.
Minority Interest Expense
Minority interest expense increased by $183,000 or approximately 1.0% to $18,412,000 for the year ended December 31, 2004 compared to $18,229,000 for the year ended December 31, 2003. The increase was the result of increased profitability at the non-wholly owned partnerships.
Discontinued Operations
During the year ended December 31, 2004, the Operating Partnership sold 58 properties for a combined net sales price of $127,231,000. The Operating Partnership recognized a net gain on disposal of these properties of $49,808,000. During the year ended December 31, 2003, the Operating Partnership sold 14 properties for a combined net sales price of $156,409,000. The Operating Partnership recognized a net gain on disposal of these properties of $33,844,000. The sale and operations of these properties for all periods presented have been recorded as discontinued operations in compliance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets.” Also included in discontinued operations are operations of seven properties sold during 2005 and the operations of 58 properties that have been or are scheduled to be sold in 2006 or 2007.

Critical Accounting Policies
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related notes. In preparing these consolidated financial statements, management has made its best estimates and judgments of certain amounts included in the consolidated financial statements, giving due consideration to materiality. We do not believe there is a great likelihood that materially different amounts would be reported related to the accounting policies described below. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.
Impairment of long-lived assets. At December 31, 2005, we had $943,992,000 of real estate (net) and $41,685,000 of real estate held for sale (net), which combined, account for approximately 73% of our total assets. Buildings, improvements and real estate intangibles are carried at cost net of adjustments for depreciation and amortization. The fair values of our buildings, improvements and real estate intangibles are dependent on the performance of the properties.
We evaluate recoverability of the net carrying value of our real estate and related assets at least annually, and more often if circumstances dictate. If there is an indication that the carrying value of a property might not be recoverable, we prepare an estimate of the future undiscounted cash flows expected to result from the use of the property and its eventual disposition, generally over a five-year holding period. In performing this review, we take into account, among other things, the existing occupancy, the expected leasing prospects of the property and the economic situation in the region where the property is located.
If the sum of the expected future undiscounted cash flows is less than the carrying amount of the property, we recognize an impairment loss and reduce the carrying amount of the asset to its estimated fair value. Fair value is the amount at which the asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale. We estimate fair value using discounted cash flows or market comparables, as most appropriate for each property. Independent certified appraisers are utilized to assist management when warranted. During the years ended December 31, 2005 and December 31, 2004, we recorded $29,715,000 and $13,065,000, respectively, in impairment losses.
Because the cash flows used to evaluate the recoverability of the assets and their fair values are based upon projections of future economic events, such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates, which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying values at the balance sheet dates. The cash flows and market comparables used in this process are based on good faith estimates and assumptions developed by management.
Unanticipated events and circumstances may occur, and some assumptions may not materialize; therefore, actual results may vary from the estimates, and variances may be material. We may provide additional write-downs, which could be material in subsequent years if real estate markets or local economic conditions change.
As discussed above, we own a 707,482 square foot office building in Toledo, Ohio that is leased to Owens-Illinois Inc. for an initial term that expires on September 30, 2006. The property is encumbered by a non-recourse mortgage which matures in October 2006 at which time a $32,000,000 balloon payment will be due. The tenant has six five-year renewal options. This tenant is presently not using a substantial portion of the building and elected not to renew its lease. While we will attempt to sell or re-lease the property there is substantial risk that we will not be able to satisfy the balloon payment due on the mortgage and that the mortgage holder will foreclose on this property. We recognized an $11,328,000 impairment loss during the second quarter of 2005.
In the second quarter of 2005, we entered into an agreement with Honeywell International, Inc., the tenant of four office buildings we own in Morris Township, New Jersey to restructure the lease on the properties. Under the restructuring, the tenant waived its right to exercise its economic discontinuance option and we granted the tenant an option to purchase the properties in 2007 for $41,900,000. As a result of this restructuring, we recognized a $14,754,000 impairment loss in the second quarter of 2005.

Useful lives of long-lived assets. Building and improvements and certain other long-lived assets are depreciated or amortized over their useful lives. Depreciation and amortization are computed using the straight-line method over the useful life of the building and improvements. The cost of properties represents the initial cost of the properties plus acquisition and closing costs less impairment adjustments.
Recently Issued Accounting Standards. In March 2005, the FASB issued Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations – an Interpretation of FASB Statement No. 143,” which specifies the accounting treatment for obligations associated with the sale or disposal of an asset when there are legal requirements attendant to such a disposition. We adopted this pronouncement in 2005, as required, but there was no impact as there are no legal obligations associated with the planned sale of any properties.
In May 2005, the FASB issued SFAS No. 154, “Accounting changes and Error corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle by requiring retrospective application to prior period financial statements of the change in accounting principle, unless it is impracticable to do so. SFAS No. 154 also requires that a change in depreciation and amortization for long-lived, non financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. We do not believe that the adoption of SFAS No. 154 will have a material effect on our consolidated financial statements.
In June 2005, the FASB ratified the EITF’s consensus on Issue 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” Issue 04-5 provides a framework for determining whether a general partner controls, and should consolidate, a limited partnership or a similar entity. It was effective after June 29, 2005, for all newly formed limited partnerships and for any pre-existing limited partnerships that modify their partnership agreements after that date. General partners of all other limited partnerships will apply the consensus no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. We have not completed the process of evaluating the impact that will result from the adoption of the consensus in EITF 04-5 on our consolidated financial statements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
(a) Financial Statements and Financial Statement Schedules.
(1)	Financial Statements:

Reports of Independent Registered Public Accounting Firms.

Consolidated Balance Sheet for Newkirk Realty Trust, Inc. (the “Company”) as of December 31, 2005 and the Consolidated Balance Sheet for The Newkirk Master Limited Partnership (the “Predecessor”) as of December 31, 2004.

Consolidated Statements of Operations and Comprehensive Income for Newkirk Realty Trust, Inc. (the “Company”) for the period from November 7, 2005 through December 31, 2005 and the Consolidated Statements of Operations and Comprehensive Income for The Newkirk Master Limited Partnership (the “Predecessor”) for the period from January 1, 2005 through November 6, 2005 and for the years ended December 31, 2004 and 2003.

Consolidated Statement of Stockholders’ Equity for the Newkirk Realty Trust, Inc. (the “Company”) for the period from November 7, 2005 through December 31, 2005 and the Consolidated Statement of Partners’ Equity for The Newkirk Master Limited Partnership (the “Predecessor”) for the period from January 1, 2005 through November 6, 2005 and for the years ended December 31, 2004 and 2003.

Consolidated Statement of Cash Flows for Newkirk Realty Trust, Inc. (the “Company”) for the period November 7, 2005 through December 31, 2005 and the Consolidated Statements of Cash Flows for The Newkirk Master Limited Partnership (the “Predecessor”) for the period from January 1, 2005 through November 6, 2005 and for the years ended December 31, 2004 and 2003.

Notes to Consolidated Financial Statements.

(2)	Financial Statement Schedules:

Schedule III — Real Estate and Accumulated Depreciation.

All Schedules, other than III, are omitted, as the information is not required or is otherwise furnished.

Report of Independent Registered Public Accounting Firm
To the Board of Directors of the Newkirk Realty Trust, Inc.
     We have audited the accompanying consolidated balance sheet of Newkirk Realty Trust, Inc. (the “Company”) as of December 31, 2005 and the consolidated balance sheet of The Newkirk Master Limited Partnership (the “Predecessor”), as defined in Note 1, as of December 31, 2004, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the Company for the period from November 7, 2005 (commencement of operations) to December 31, 2005 and the related consolidated statements of operations and comprehensive income, partners’ equity and cash flows of the Predecessor for the period from January 1, 2005 through November 6, 2005 and for the year ended December 31, 2004. Our audits also included the 2005 and 2004 information in the financial statement schedule listed in the index at Item 8. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and the financial position of the Predecessor as of December 31, 2004, the results of the Company’s operations and its cash flows for the period from November 7, 2005 to December 31, 2005, and for the Predecessor’s operations and its cash flows from January 1, 2005 through November 6, 2005 and for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole present fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 10, 2006 (September 12, 2006 and
January 11, 2007
as to the effect of the discontinued
operations described in Note 9 and the
subsequent events described in Note 11)

Report of Independent Registered Public Accounting Firm
To the Board of Directors of Newkirk Realty Trust, Inc.
     We have audited the accompanying consolidated statements of operations, partners’ equity and cash flows of The Newkirk Master Limited Partnership (the “Predecessor”) for the year ended December 31, 2003. These consolidated financial statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Predecessor for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.
     In connection with our audit of the consolidated financial statements referred to above, we audited the financial statement Schedule III for the year ended December 31, 2003. In our opinion, this financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information stated therein.
/s/ Imowitz Koenig & Co., LLP
New York, New York
March 10, 2006 (January 11, 2007
as to the effect of the discontinued
operations described in Note 9).

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”) AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)
CONSOLIDATED BALANCE SHEETS

	The Company	The Predecessor
	December 31,	December 31,
	2005	2004
	(In thousands, except
	per-share data)
ASSETS
Real estate investments:
Land	$36,593	$32,172
Land estates	43,997	43,997
Buildings and improvements	1,407,602	1,502,013

Total real estate investments	1,488,192	1,578,182
Less accumulated depreciation and amortization	(544,200)	(545,385)

Real estate investments, net	943,992	1,032,797
Real estate held for sale, net of accumulated depreciation of $44,522 and $9,713	41,685	27,536
Cash and cash equivalents	174,816	21,317
Restricted cash	25,233	8,216
Real estate securities held for sale	5,194	—
Receivables (including $6,078 and $10,119 from related parties)	58,727	68,661
Deferred rental income receivable	21,246	27,052
Loans receivable	16,058	11,440
Equity investments in limited partnerships	13,846	11,107
Deferred costs, net of accumulated amortization of $17,677 and $34,991	8,771	15,072
Lease intangibles, net of accumulated amortization of $415	7,657	—
Other assets (including $1,304 and $10,111 from related parties)	27,314	13,687
Other assets of discontinued operations	545	244

Total Assets	$1,345,084	$1,237,129

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’/PARTNERS’ EQUITY
Liabilities:
Mortgage notes payable (including $15,536 and $14,871 to a related party)	$166,195	$478,939
Note payable	593,463	165,328
Contract right mortgage notes payable (including 0 and $178,529 to a related party)	11,128	263,072
Accrued interest payable (including $378 and $71,279 to related parties)	7,514	102,141
Accounts payable and accrued expenses	5,656	3,758
Dividend payable	5,231	—
Other liabilities	4,834	—
Liabilities of discontinued operations	40,491	17,497

Total Liabilities	834,512	1,030,735
Contingencies
Minority interests	334,531	2,609
Stockholders’ equity/partners’ equity
Preferred stock; $.01 par value; 100,000,000 shares authorized; 1 issued and outstanding	—	—
Common stock; $.01 par value; 400,000,000 shares authorized; 19,375,000 issued and outstanding	194	—
Additional paid-in capital	179,871	—
Accumulated dividends in excess of net income	(3,882)	—
Accumulated other comprehensive loss	(142)	—
Partners’ Equity (38,291,354 limited partnership units outstanding at December 31, 2004)	—	203,785

Total Stockholders’ Equity/Partners’ Equity	176,041	203,785

Total Liabilities, Minority Interests and Stockholders’ Equity	$1,345,084	$1,237,129

See Notes to Consolidated Financial Statements

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”) AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	The Company	The Predecessor
		For the
	For the Period	Period
	November 7,	January 1,
	2005	2005
	to	to	Year Ended
	December 31,	November 6,	December 31,
	2005	2005	2004	2003
	(In thousands, except per-share data)
Revenue:
Rental income	$27,403	$157,854	$188,480	$203,110
Interest income	1,356	2,794	3,403	2,960
Management fees	38	249	332	418
Gain from disposal of real estate securities for sale	2	—	—	—

Total revenue	28,799	160,897	192,215	206,488

Expenses:
Interest (including $118, $12,737, $16,778 and $4,818 to related parties, respectively)	8,466	51,043	71,524	80,016
Loss from early extinguishment of debt	—	25,306	40	3,268
Depreciation	4,111	23,370	27,645	27,601
Compensation expense for exclusivity rights	10,500	—	—	—
General and administrative (including $720, $1,638, $1,882 and $1,843 to related parties, respectively)	1,258	3,799	3,648	8,338
Operating	243	526	422	368
Impairment loss	—	2,750	9,600	—
Amortization	512	2,370	2,694	4,582
Ground rent	373	1,858	2,057	2,041
State and local taxes	182	1,415	1,358	732
Other expense	2,842	—	—	—

Total expenses	28,487	112,437	118,988	126,946

Income from continuing operations before equity in income from investments in limited partnerships and minority interest	312	48,460	73,227	79,542
Equity in income from investments in limited partnerships	496	2,632	2,662	2,054
Minority interest	(901)	(15,884)	(18,412)	(18,229)

(Loss) income from continuing operations	(93)	35,208	57,477	63,367

Discontinued operations:
Income before minority interest	3,089	19,001	34,496	54,472
Impairment loss	—	(26,965)	(3,465)	(1,560)
Gain from disposal of real estate	1,733	15,974	49,808	33,844
Minority interest	(3,380)	(47)	(508)	(4,959)

Income from discontinued operations	1,442	7,963	80,331	81,797

Net income	$1,349	$43,171	$137,808	$145,164

Comprehensive income:
Net income	$1,349	$43,171	$137,808	$145,164
Unrealized gain on real estate securities available for sale	164	—	—	—
Unrealized (loss) gain on interest rate derivative	(636)	1,636	—	—
Minority interest in other comprehensive loss	330	—	—	—

Comprehensive income	$1,207	$44,807	$137,808	$145,164

Per share data:
Loss from continuing operations	$0.00
Income from discontinued operations	$0.07

Net income applicable to Common Stock	$0.07

Weighted average Common Stock	19,375
See Notes to Consolidated Financial Statements

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”) AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND PARTNERS’ EQUITY

						Accumulated	Accumulated
						Dividends in	Other
	Preferred				Additional	Excess of	Comprehensive
	Stock		Common Stock		Paid-in	Net	Income	Partners’
	Shares	Amount	Shares	Amount	Capital	Income	(Loss)	Equity	Total
	(In thousands)
THE PREDECESSOR
Balance at January 1, 2003	—	$—	$—	$—	$—	$—	$—	$(6,104)	$(6,104)
Acquisition of entities under common control	—	—	—	—	—	—	—	(13,637)	(13,637)
Minority interest charge	—	—	—	—	—	—	—	12,109	12,109
Distributions	—	—	—	—	—	—	—	(34,731)	(34,731)
Limited partner buyouts	—	—	—	—	—	—	—	(3,937)	(3,937)
Net income	—	—	—	—	—	—	—	145,164	145,164

Balance as of December 31, 2003	—	—	—	—	—	—	—	98,864	98,864
Equity contributions	—	—	—	—	—	—	—	836	836
Minority interest charge	—	—	—	—	—	—	—	13,101	13,101
Distributions	—	—	—	—	—	—	—	(46,106)	(46,106)
Limited partner buyouts	—	—	—	—	—	—	—	(718)	(718)
Net income	—	—	—	—	—	—	—	137,808	137,808

Balance as of December 31, 2004	—	—	—	—	—	—	—	203,785	203,785
Minority interest charge	—	—	—	—	—	—	—	11,233	11,233
Distributions	—	—	—	—	—	—	—	(37,692)	(37,692)
Limited partner buyouts	—	—	—	—	—	—	—	(2,042)	(2,042)
Net income	—	—	—	—	—	—	—	43,171	43,171
Other comprehensive income	—	—	—	—	—	—	1,636	—	1,636

Balance as of November 6, 2005	—	—	—	—	—	—	1,636	218,455	220,091
THE COMPANY
Reclassify Predecessor Partners’ Equity	—	—	—	—	220,091	—	(1,636)	(218,455)	—
Net proceeds from sale of Common Stock	—	—	18,250	181	271,968	—	—	—	272,149
Issuance of Common Stock for Exclusivity Agreement	—	—	1,125	13	19,987	—	—	—	20,000
Issuance of Preferred Stock	—	—	—	—	—	—	—	—	—
Record minority interests for former owners’ continuing interests	—	—	—	—	(332,175)	—	—	—	(332,175)
Net income	—	—	—	—	—	1,349	—	—	1,349
Dividends accrued on Common Stock	—	—	—	—	—	(5,231)	—	—	(5,231)
Other comprehensive loss	—	—	—	—	—	—	(142)	—	(142)

Balance December 31, 2005	—	$—	$19,375	$194	$179,871	$(3,882)	$(142)	$—	$176,041

See Notes to Consolidated Financial Statements

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”) AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	The Company	The Predecessor
	For the Period	For the Period
	November 7, 2005 to	January 1, 2005 to	Year Ended	Year Ended
	December 31,	November 6,	December 31,	December 31,
	2005	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,349	$43,171	$137,808	$145,164
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred costs and land estates	1,949	5,063	9,914	9,892
Depreciation expense	8,445	38,516	36,823	40,339
Gain from disposal of real estate securities held for sale	(2)	—	—	—
Gain from disposal of real estate	(1,733)	(15,974)	(49,808)	(33,844)
Net loss (gain) from early extinguishment of debt	121	30,339	6,575	(4,708)
Compensation expense for exclusivity agreement	10,500	—	—	—
Impairment loss	—	29,715	13,065	1,560
Minority interest expense	4,280	15,931	18,920	23,188
Straight-lining of rental income	1,064	4,677	5,139	(3,248)
Interest earned on restricted cash	(79)	(160)	(68)	(115)
Equity in undisturbed earnings of limited partnerships	(473)	(2,256)	(2,273)	(1,562)
Changes in operating assets and liabilities:
Receivables	(6,185)	3,294	(7,126)	(7,466)
Loans receivable	325	1,556	1,768	1,851
Accounts payable and accrued expenses	2,055	(448)	(5,238)	3,344
Accrued interest-mortgages and contract rights	4,402	(38,560)	(10,819)	(13,613)
Other assets	572	(1,846)	(308)	20
Other liabilities	2,855	—	—	—

Net cash provided by operating activities	29,445	113,018	154,372	160,802

CASH FLOWS FROM INVESTING ACTIVITIES:
Building improvements and land additions	(127)	(159)	(2,557)	(2,518)
Change in restricted cash	(2,110)	(14,667)	(3,000)	3,076
Proceeds from disposal of real estate securities held for sale	143	—	—	—
Deposits for future real estate acquisitions	(2,075)	(51)	—	—
Purchase of real estate securities held for sale	(5,171)	—	—	—
Issuance of loan receivable	(6,500)	—	—	—
Net proceeds from disposal of real estate	13,570	31,341	98,771	61,491
Leasing costs incurred	(64)	(1)	—	—
Cash related to previously unconsolidated limited partnerships	—	44,405	—	650
Acquisition of units from existing unitholders	(37,732)	—	—	—
Investments in limited partnership interests	—	(80)	(1,111)	(1,307)

Net cash (used in) provided by investing activities	(40,066)	60,788	92,103	61,392

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of mortgage notes	(5,645)	(272,040)	(121,956)	(126,806)
Principal payments of notes payable	(138,470)	(180,565)	(43,028)	(287,391)
Principal payments of contract right mortgage notes	—	(85,481)	(36,179)	(6,623)
Proceeds from note payable	—	477,759	—	262,338
Proceeds from termination of rate cap	120	—	—	—
Mortgage prepayment penalties	—	(23,548)	(326)	(400)
Net proceeds from sale of common stock	268,871	—	—	—
Distributions to partner	—	(37,692)	(46,106)	(34,731)
Limited partner buyouts	—	(2,042)	(718)	(3,937)
Distributions to minority interests	(461)	(5,161)	(9,715)	(8,734)
Contributions from minority interests	1,500	166	—	—
Deferred financing costs	(43)	(6,954)	167	(8,550)

Net cash provided by (used in) financing activities	125,872	(135,558)	(257,861)	(214,834)

Net increase (decrease) in cash and cash equivalents	115,251	38,248	(11,386)	7,360
Cash and Cash Equivalents at Beginning of Year	59,565	21,317	32,703	25,343

Cash and Cash Equivalents at End of Year	$174,816	$59,565	$21,317	$32,703

Supplemental Disclosure of Cash Flow Information:
Cash paid for state and local taxes	$—	$1,562	$1,353	$1,072

Cash paid for interest	$3,466	$122,460	$104,021	$124,342

Accrued distributions	$17,381	$—	$—	$—

See Notes to Consolidated Financial Statements

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”) AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)
CONSOLIDATED STATEMENTS OF CASH FLOWS
Supplemental Information
     In March 2003, in connection with the disposal of real estate, the purchaser of a property assumed $94,918,000 of the Operating Partnership’s debt.
     In January 2004, in connection with the sale of a property, the purchaser of the property assumed $28,460,000 of associated Operating Partnership debt.
     In April 2004, the Operating Partnership issued 12,431 units in the Operating Partnership to holders of minority interests in two partially owned consolidated partnerships.
     On November 7, 2005, in connection with the Operating Partnership’s purchase of all the interests in T-Two Partners LP (“T-Two Partners”), the Operating Partnership assumed $269,400,000 of T-Two Partners’ debt as well as accounts payable of $12,800,000 and accrued interest payable of $300,000. Additionally, the Operating Partnership received contract right mortgage receivables of $239,700,000.
     Also on November 7, 2005, the Company issued $20,000,000 or 1,250,000 shares to Winthrop Realty Trust in exchange for certain exclusivity rights with respect to net-lease business opportunities offered to or generated by Michael Ashner, the Chairman and Chief Executive Officer of Winthrop Realty Trust and the Company.
See Notes to Consolidated Financial Statements

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — ORGANIZATION AND BUSINESS
     Newkirk Realty Trust, Inc. (the “Company”) is a recently-formed Maryland corporation that intends to qualify as a real estate investment trust or “REIT” under Sections 856 and 860 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company was formed in July 2005 and completed its initial public offering (the “IPO”) on November 7, 2005. The Company was formed to acquire an ownership interest in, and become the general partner of, The Newkirk Master Limited Partnership (the “Predecessor” or the “Operating Partnership”), a Delaware limited partnership. The Operating Partnership owns commercial properties, most of which are net leased to investment grade corporate tenants, as well as other real estate assets.
     The Operating Partnership was organized in October 2001 as a limited partnership under the Delaware Revised Uniform Limited Partnership Act. The Operating Partnership’s term is perpetual unless it is otherwise dissolved in accordance with the terms of its partnership agreement. The Operating Partnership commenced operations on January 1, 2002 following the completion of a transaction (the “Exchange”) involving the merger into wholly-owned subsidiaries of the Operating Partnership of 90 limited partnerships, each of which owned commercial properties (the “Newkirk Partnerships”), and the acquisition by the Operating Partnership of various assets, including those related to the management or capital structure of the Newkirk Partnerships. In connection with the Exchange, limited partners of the merged partnerships and equity owners of the entities that contributed other assets in exchange received units in consideration of the merger and contributions. From January 1, 2002 to November 6, 2005, the Operating Partnership’s general partner was MLP GP LLC, an entity effectively controlled by affiliates of Apollo Real Estate Investment Fund III, LP (“Apollo”), executive officers (“WEM”) of Winthrop Realty Partners L.P. formerly known as Winthrop Financial Associates, and affiliates of Vornado Realty Trust (“Vornado”).
     As indicated below, the Company holds a controlling 30.1% ownership interest in the Operating Partnership. All of the Company’s assets are held through the Operating Partnership and its subsidiaries. The Company expects that as limited partners in the Operating Partnership begin exercising their right to have their limited partnership interests in the Operating Partnership redeemed, which cannot occur until November 7, 2006, for cash or, at the Company’s election, shares of the Company’s common stock, the Company’s interest in the Operating Partnership will increase.
     The common stock of the Company is traded on the New York Stock Exchange under the symbol “NKT”. In connection with the IPO on November 7, 2005:
•	The Company issued 15,000,000 shares of its common stock;

•	The Company issued 3,125,000 common shares in a private transaction to Winthrop Realty Trust (formerly known as First Union Real Estate Equity and Mortgage Investments) in exchange for $50,000,000 and issued an additional 1,250,000 common shares ($20,000,000 value) in a private transaction to Winthrop Realty Trust in consideration for its assignment to the Company of certain exclusivity rights with respect to net-lease business opportunities offered to or generated by Michael Ashner, the Company and Winthrop Realty Trust’s Chairman and Chief Executive Officer. 625,000 shares (reducing by 17,361 per month) issued in exchange for the assignment of the exclusivity right are subject to forfeiture upon the occurrence of certain events. All shares of our common stock issued to Winthrop Realty Trust are subject to a lock-up period expiring November 7, 2008, subject to certain exceptions.

•	Both the Company and the Operating Partnership retained NKT Advisors LLC (“NKT Advisors”), an entity partially owned by the Company’s executive officers, pursuant to an advisory agreement (the “Advisory Agreement”) to manage the Company’s assets and the day-to-day operations of the Company and the Operating Partnership, subject to the supervision of the Company’s Board of Directors;

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
•	The Company acquired 12,500,000 newly-issued units (on a post split and reverse split basis) of limited partnership interest in the Operating Partnership in exchange for $235,800,000 and an additional 1,000,000 units (on a post split and reverse split basis) in exchange for the exclusivity rights described above. The Company also purchased 1,900,000 outstanding units (on a post split and reverse split basis) from Apollo and 100,000 units (on a post split and reverse split basis) of limited partnership interest from WEM, for an aggregate purchase price of $37,700,000, resulting in an aggregate ownership of 15,500,000 units (on a post split and reverse split basis) of limited partnership in the Operating Partnership or 30.1% of the total outstanding units;

•	The Company was admitted as the general partner of the Operating Partnership;

•	NKT Advisors was issued the Company’s special voting preferred stock entitling it to vote on all matters for which the Company’s common stockholders are entitled to vote. The number of votes that NKT Advisors will be entitled to cast in respect of the special voting preferred stock will initially be 45,000,00 votes or approximately 69.9% of the 64,375,000 votes entitled to be cast. The 45,000,000 votes represent the total number of units outstanding immediately following consummation of IPO (excluding units held by the Company). As units are redeemed at the option of a limited partner, the number of votes attaching to NKT Advisors’ special voting preferred stock will decrease by an equivalent amount. The Advisory Agreement provides that on all matters for which NKT Advisors is entitled to cash votes in respect of its special voting preferred stock, it will cast its votes in direct proportion to the votes that are cast by limited partners of the Operating Partnership, other than the Company, on such matters, except that NKT Advisors (through its managing member) will be entitled to vote in its sole discretion to the extent that the voting rights of affiliates of Vornado are limited under certain circumstances; and

•	The Company granted registration rights to Apollo and Vornado in connection with shares issuable upon conversion of their units in the Operating Partnership and to Winthrop in connection with their shares of common stock.
     In 2005, 2004 and 2003, the Operating Partnership acquired from its limited partners 291,354, 124,145 and 697,368, respectively, of its units of limited partnership interest.
Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
     The accompanying consolidated financial statements present the consolidated financial position, results of operations and cash flows of the Company and its controlled subsidiaries. All significant intercompany transactions, receivables and payables have been eliminated in consolidation. Minority interests relate to the interest in the Operating Partnership not owned by the Company. The Company accounts for its investments in partnerships and joint ventures, in which it does not have a controlling interest, using the equity method of accounting. Equity investments are recorded initially at cost and subsequently adjusted for the Company’s share of the net income or loss and cash contributions to and distributions from these partnerships and joint ventures.
     The assets and liabilities of the Company at November 7, 2005 reflect the carryover historical basis of the Predecessor and the $37,700,000 acquisition of the units from limited partners is accounted for in accordance with SFAS No. 141 “Business Combinations.”
Use of Estimates
     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Real Estate
     Investments in real estate are stated at historical cost basis less accumulated depreciation and amortization. Depreciation of buildings and improvements is computed on a straight-line basis over their estimated useful lives, which range from fourteen to forty years. Amortization of the land estates is computed on a straight-line basis over their estimated useful lives, which range from twenty-two to thirty years.
     During 2003, the Operating Partnership made a change to its accounting estimates with respect to the depreciable lives of its real estate assets. The change in accounting estimates resulted in a decrease in net income of approximately $6,800,000 and a decrease in net income of approximately $0.18 per limited partnership unit for the year ended December 31, 2003.
     The Company’s real estate investments are reviewed for impairment if events or changes in circumstances indicate that the carrying amount of the real estate may not be recoverable. In such an event, a comparison is made of the current and projected operating cash flows of such real estate on an undiscounted basis to the carrying amount of such real estate. Such carrying amount would be adjusted, if necessary, to estimated fair value to reflect impairment in the value of the real estate. Real estate assets for which the Company has committed to a plan to dispose of the assets, whether by sale or abandonment, are reported at the lower of carrying amount or fair value less cost to sell. Preparation of projected cash flows is inherently subjective and is based on the Company’s best estimate of assumptions concerning expected future conditions.
     The fair value of the real estate acquired, which includes the impact of mark-to-market adjustments for assumed mortgage debt realized to property acquisitions, is allocated to the acquired tangible assets, consisting of land, building and improvements, fixtures and equipment and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on management’s determination of their fair values.
     The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and improvements and fixtures and equipment based on management’s determination of relative fair values of these assets. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions.
     In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the difference between the current in-place lease rent and a management estimate of current market rents. Below-market lease intangibles are recorded as part of deferred revenue and amortized into rental revenue over the non-cancelable periods of the respective leases. Above-market leases are recorded as part of intangible assets and amortized as a direct charge against rental revenue over the non-cancelable portion of the respective leases.
     The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the excess of (i) the purchase price paid for a property over (ii) the estimated fair value of the property as-if-vacant, determined as set forth above. This aggregate value is allocated between in-place leases and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease. The value of in-place leases and customer relationships are amortized to expense over the remaining non-cancelable periods of the respective leases.

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The Company accounts for properties as held for sale under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), when all criteria of SFAS No. 144 have been met.
Cash and Cash Equivalents
     Cash and cash equivalents consist of all highly liquid investments with original purchase maturity dates of three months or less.
Restricted Cash
     Restricted cash includes reserves for tenant improvements, leasing commissions and related costs established pursuant to the Operating Partnership’s note payable agreement.
Concentration of Credit Risk
     Substantially all of the Company’s cash and cash equivalents consist of money market mutual funds which invest in U.S. Treasury Bills and repurchase agreements with original maturity dates of three months or less.
     The Company maintains cash with two banking institutions, which amounts at times exceed federally insured limits. The Company has not experienced any losses on its invested cash.
Real Estate Securities Available for Sale
     The Company classifies investments in real estate equity securities with readily determinable fair market values on the balance sheet as available-for-sale, based on the Company’s intent with respect to those securities. Specifically, the Company’s investments in equity securities with readily determinable fair market values are accounted for as available-for-sale because these securities are held principally for investment purposes and not for sale in the short term. Accordingly, the Company records these investments at fair market value, and unrealized gains and losses are recognized through stockholders’ equity, as a component of other comprehensive income. Realized gains and losses and charges for other than-temporary impairments are included in net income. Sales of securities are recorded on the trade date and gains and losses are determined by the specific identification method.
Receivables
     Receivables consist of rent from tenants and other receivables which are deemed collectable by the Company. No provision for doubtful accounts was considered necessary based upon the Company’s evaluation of the collectability of these amounts.
Loans Receivable
     Loans receivable include the note receivable from Administrator LLC and a secured note receivable from an unaffiliated party.
     The Company evaluates the collectability of both interest and principal of each of its loans, if circumstances warrant, to determine whether it is impaired. A loan is considered to be impaired, when based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the existing contractual terms. When a loan is considered to be impaired, the amount of the loss accrual is calculated by comparing the recorded investment to the value determined by discounting the

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
expected future cash flows at the loan’s effective interest rate. Interest on impaired loans is recognized on a cash basis.
Investments in Debt Securities
     Investments in debt securities are classified as held-to-maturity, reported at amortized cost and are included with “other assets” in the accompanying consolidated balance sheets.
Lease Intangibles
     Upon acquisition of real estate, the Company records intangible assets and liabilities acquired at their fair market value. The Company amortizes identified intangible assets and liabilities over the period which the assets are expected to contribute to future cash flows of the property acquired over the terms of the applicable leases.
Deferred Financing Costs
     Deferred financing costs consist primarily of fees paid in connection with the financing of the Operating Partnership’s properties and are deferred and amortized over the terms of the related agreements as a component of interest expense.
Investments in Partnerships
     The Company evaluated its investments in partially-owned entities in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, or FIN 46R. If the partially-owned entity is a “variable interest entity,” or a “VIE,” and the Company is the “primary beneficiary” as defined in FIN 46R, the Company would account for such investment as if it were a consolidated subsidiary.
     For a partnership investment which is not a VIE or in which the Company is not the primary beneficiary, the Company follows the accounting set forth in AICPA Statement of Position No. 78-9 — Accounting for Investments in Real Estate Ventures (SOP 78-9). In accordance with this pronouncement, the Company accounts for its investments in partnerships and joint ventures in which it does not have a controlling interest using the equity method of accounting. Factors that are considered in determining whether or not the Company exercises control include important rights of partners in significant business decisions, including dispositions and acquisitions of assets, financing, operations and capital budgets, other contractual rights, and ultimate removal of the general partner in situations where the Company is the general partner. To the extent that the Company is deemed to control these entities, these entities would be consolidated. Determination is made on a case-by-case basis.
     The Company accounts for the purchase of minority interests at fair value utilizing the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations”.
Revenue Recognition
     The Company’s lease agreements are operating leases and generally provide for varying rents over the lease terms. The Company records rental income for the full term of each lease on a straight-line basis. Accordingly, deferred rental income is recorded from tenants for the amount that is expected to be collected over the remaining lease term rather than currently. When a property is acquired, the term of existing leases is considered to commence as of the acquisition date for purposes of this calculation. Deferred rent receivable amounted to $21,200,000 and $27,100,000 at December 31, 2005 and 2004, respectively.

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Income Taxes
     The Company operates in a manner intended to enable it to continue to qualify as a real estate investment trust (“REIT”) under Sections 856-860 of the Code. In order to qualify as a REIT, the Company is generally required each year to distribute to is stockholders at least 90% of its taxable income (excluding any net capital gain). The Company intends to comply with the foregoing minimum distribution requirement.
     Taxable income or loss of the Operating Partnership is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the consolidated financial statements of the Operating Partnership. However, the Operating Partnership is required to pay certain state and local entity level taxes which are expensed as incurred.
Unit Split
     On November 7, 2005, the Operating Partnership affected a 7.5801 to 1 unit split of the outstanding units. In addition on December 31, 2006, the Operating Partnership effected a .80 to 1 per unit reverse split. See Note 11. Partners’ equity activity for all periods presented has been restated to give retroactive recognition to the unit and reverse unit split. In addition, all references in the financial statements and notes to the consolidated financial statements, to weighted average limited partnership units and per limited partner unit amounts have been adjusted to give retroactive recognition to the unit and reverse unit split.
Earnings Per Share
     The Company has calculated earnings per share in accordance with SFAS No. 128, “Earnings Per Share”. SFAS No. 128 requires that common share equivalents be excluded from the weighted-average shares outstanding for the calculation of basic earnings per share. The Company does not have any common share equivalents.
Segment Reporting
     The Company has one reportable segment, net leased commercial real estate. The Company evaluates performance based on net operating income, which is income before depreciation, amortization, interest and non-operating items.
Fair Value of Financial Instruments
     Financial instruments held by the Company include cash and cash equivalents, receivables, accounts payable and long-term debt. The fair value of cash and cash equivalents, receivables and accounts payable approximates their current carrying amounts due to their short-term nature. The fair value of long-term debt, which has fixed interest rates, was determined based upon current market conditions and interest rates. The fair value of the mortgage notes payable approximates fair value for debt with similar terms and conditions due to yield maintenance requirements and prepayment penalties. The fair value of the Company’s interest rate swap and interest rate caps is approximately $1,700,000 at December 31, 2005. Such fair value estimates are not necessarily indicative of the amounts that would be realized upon disposition of the Company’s financial instruments.
Derivative Financial Instruments
     The Company accounts for its interest rate swap agreement and interest rate cap agreements in accordance with FAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. In accordance with FAS No. 133, the interest rate swap and cap agreements are carried on the balance sheet at their fair value, as an asset, if their fair value is positive, or as a liability, if their fair value is negative. Certain of these transactions are designated as “cash flow hedges” and one of the Company’s interest

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
rate cap agreements is not designated as a hedge instrument and is measured at fair value with the resulting gain or less being recognized in interest expense in the period of change. Since the Company’s interest rate swap and one of the Company’s interest rate cap agreements are designated as “cash flow hedges,” comprehensive income or loss for hedges that qualify as effective and the change in the fair value is transferred from other comprehensive income or loss to earnings as the hedged liability affects earnings. The ineffective amount of the interest rate swap and cap agreement, if any, is recognized in earnings each quarter. To date, the Company has not recognized any change in the value of its interest rate swap or cap agreement in earnings as a result of the hedge or a portion thereof being ineffective. Accordingly, changes in value are recorded through other comprehensive income.
     During the year ending December 31, 2006, the Company estimates that it will reclassify approximately $192,000 from other comprehensive income to earnings as an increase to interest expense.
     Upon entering into hedging transactions, the Company documents the relationship between the interest rate swap and cap agreements and the hedged liability. The Company also documents its risk-management policies, including objectives and strategies, as they relate to its hedging activities. The Company assesses, both at inception of a hedge and on and on-going basis, whether or not the hedge is highly “effective”, as defined by FAS No. 133. The Company discontinues hedge accounting on a prospective basis with changes in the estimated fair value reflected in earnings when: (i) it is determined that the derivative is no longer effective in offsetting cash flows of a hedged item (including forecasted transactions); (ii) it is no longer probable that the forecasted transaction will occur; or (iii) it is determined that designating the derivative as an interest rate swap or cap agreements is no longer appropriate. To date, the Company has not discontinued hedge accounting for its interest rate swap or cap agreement. The Company utilizes interest rate swap and cap agreements to manage interest rate risk and does not anticipate entering into derivative transactions for speculative or trading purposes.
Reclassifications
     Certain prior year amounts have been reclassified to conform to the 2005 presentation, due to the reporting of discontinued operations for those assets that have been disposed of or classified as held for sale in accordance with SFAS No. 144.
Recently Issued Accounting Standards and Pronouncements
     In March 2005, the FASB issued Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations — an Interpretation of FASB Statement No. 143,” which specifies the accounting treatment for obligations associated with the sale or disposal of an asset when there are legal requirements attendant to such a disposition. The Company adopted this pronouncement in 2005, as required, but there was no impact as there are no legal obligations associated with the planned sale of any properties in our Real Estate Owned portfolio.
     In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle by requiring retrospective application to prior period financial statements of the change in accounting principle, unless it is impracticable to do so. SFAS No. 154 also requires that a change in depreciation and amortization for long-lived, non financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The Company does not believe that the adoption of SFAS No. 154 will have a material effect on the Company’s consolidated financial statements.

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In June 2005, the FASB ratified the EITF’s consensus on Issue 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” Issue 04-5 provides a framework for determining whether a general partner controls, and should consolidate, a limited partnership or a similar entity. It became effective for all newly formed limited partnerships and for any pre-existing limited partnerships that modify their partnership agreements after June 29, 2005. General partners of all other limited partnerships will apply the consensus no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005.
     The Company has not completed the process of evaluating the impact that will result from the adoption of the consensus in EITF 04-5 on the Company’s consolidated financial statements.
Note 3 — REAL ESTATE INVESTMENTS
     Most of the Company’s properties are net leased to a single commercial tenant. The properties are located throughout the United States. The leases are similar in many respects and generally provide for fixed rent payments and obligate the tenant to pay all capital and operating expenses for a property; obligate the tenant to perform all responsibilities (other than the payment of debt service) relating to the property; require the tenant to maintain insurance against casualty and liability losses; permit the tenant to sublet the property; and afford the tenant in many instances the right to terminate the lease at certain points during the primary term if it determines that its continued use and occupancy of the property would be uneconomic or unsuitable.
     The Company’s ability to maintain and operate its properties and satisfy its contractual obligations is dependent upon the performance by the tenants of their obligations under their lease agreements with the Company. Under certain conditions (including the destruction of the property), many of the tenants have an option to purchase the property upon the expiration of the primary term of the lease and at the end of one or more renewal terms for a price stated in the lease agreement.
     The future minimum lease payments that are scheduled to be received under non-cancelable operating leases are as follows (in thousands):

2006	$238,365
2007	208,847
2008	156,645
2009	57,680
2010	25,832
Thereafter	43,817

$731,186

     Three tenants accounted for approximately 37% and 36% of the aggregate rental revenues including discontinued operations of the Company and the Operating Partnership in 2005 and 2004, respectively. Two tenants accounted for approximately 24% of the aggregate rental revenues including discontinued operations of the Operating Partnership in 2003.
     The Company owns the fee interest in the land on which certain of its properties are located, leases the land pursuant to ground leases or holds an estate for years with an option to lease the land upon expiration of the estate for years.
     The Company’s properties are encumbered by mortgage notes payable.

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The rent payable under the ground leases is as follows (in thousands):

2006	$3,122
2007	2,496
2008	1,673
2009	982
2010	569
Thereafter	192

9,034

Note 4 — NOTES AND CONTRACT RIGHTS PAYABLE
     The Company and the Operating Partnership, excluding discontinued operations, had outstanding mortgage notes payable and contract right mortgage notes payable with an aggregate principal balance of $177,300,000 and $742,000,000 at December 31, 2005 and 2004, respectively. The mortgage notes are at fixed interest rates with payments of principal and interest generally due either monthly or semi-annually. All the mortgage notes are collateralized by the Company’s real estate; some of the mortgage notes are cross-collateralized.
     An aggregate of $166,200,000 in indebtedness under the mortgage notes mature at various dates from 2006 to 2024. Prepayment of most of the mortgage notes is permitted only with a yield maintenance payment or prepayment penalty as defined in the mortgage note agreements. Interest rates on the mortgages ranged from 5% to 9.89%, with a weighted average interest rate of 6.1% at December 31, 2005. Interest rates on the mortgages ranged from 5.0% to 10.4% with a weighted average interest rate of 8.1% at December 31, 2004.
     The remaining contract right mortgage note at December 31, 2005 of $11,100,000 has a fixed interest rate of 9.68% and matures in January 2009. The outstanding contract rights of $263,100,000, excluding discontinued operations at December 31, 2004 had interest rates ranging from 8.11% to 13.9%, with a weighted average interest rate of 10.7%.
     Mortgage notes payable and contract right mortgage notes payable aggregating approximately $1.1 billion and accrued interest thereon were assumed as part of the Exchange. These notes were recorded at their fair value as of the various dates of acquisition. This accounting method resulted in recorded interest expense that was $3,100,000, $5,500,000 and $3,800,000 greater than the contractual interest expense for the period from January 1, 2005 to November 6, 2005 and for the years ended December 31, 2004 and 2003, respectively. The effect of utilizing this accounting method was to increase the principal balance of mortgage and contract rights notes payable and reduce interest accrued on these obligations. The cumulative reduction in liabilities related to utilizing this accounting method was $35,400,000 at November 6, 2005.
     Most of these mortgage notes payable and some of the contract right mortgage notes payable were refinanced during 2005 as discussed below. Also, during 2005, the Operating Partnership acquired the entity which owns most of the remaining contract right mortgage notes payable (See Note 6 — Related Party Transactions).
     During November 2003, the Operating Partnership obtained a $208,500,000 loan from Bank of America, N.A., which had an outstanding balance of $165,300,000 at December 31, 2004. The note payable bore interest at a rate elected by the Operating Partnership equal to either (1) LIBOR plus 450 basis points or (2) the prime rate charged by the bank plus 250 basis points. The note payable was scheduled to mature on November 24, 2006, subject to two one-year extensions.

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     On August 11, 2005, the Operating Partnership obtained a $477,759,000 loan from KeyBank National Association and Bank of America, N.A. (the “Lenders”) which bears interest at the election of the Company at a rate equal to either (i) the LIBOR Rate plus 200 basis points (reduced to 175 basis points after consummation of the IPO) or (ii) the prime rate then charged by KeyBank National Association plus 50 basis points. The loan was obtained to (i) replace the existing loan from Bank of America, N.A. which had an outstanding balance including accrued interest of $163,379,000 and bore interest at the LIBOR Rate plus 450 basis points or prime plus 250 basis points, (ii) satisfy $186,566,000 of first mortgage debt encumbering the Operating Partnership’s real properties, which constituted substantially all of the Operating Partnership’s first mortgage debt and (iii) satisfy $86,801,000 of second mortgage debt encumbering the Operating Partnership’s real properties. The Operating Partnership incurred $6,945,000 of closing costs and $23,548,000 of prepayment penalties on the transaction. Concurrently with the loan, T-Two Partners also obtained a loan from the Lenders in the principal amount of $272,241,000 (the “T-Two Loan”), the proceeds of which were used to satisfy the outstanding balance including accrued interest on a loan made by Bank of America, N.A. to T-Two Partners of $271,989,000. The interest rate, maturity date and principal terms of the T-Two Loan are the same as the Operating Partnership’s loan. The Operating Partnership agreed to guarantee the obligations of T-Two Partners under the T-Two Loan. On November 7, 2005, the Operating Partnership assumed this debt as part of an exercise of an option to acquire the interests of T-Two Partners, (See Note 6 — Related Party Transactions). The loan with the Lenders had an outstanding principal balance of $593,500,000 at December 31, 2005. The Operating Partnership also advanced closing costs of $3,903,000 for T-Two Partners. Excess proceeds from the loan of $6,537,000 were used to make a principal payment on September 1, 2005.
     The loan is scheduled to mature on August 11, 2008, subject to two one year extensions and will require monthly payments of interest only. In addition, the loan required (i) initial principal payments of 50% of excess cash flow after debt service during the period between August 11, 2005 and the consummation of the IPO (November 7, 2005) offering, less any amounts paid on account of the T-Two Loan (as described below), (ii) a principal payment equal to $150,000,000 less the amount of the initial principal payments on the closing of the IPO made pursuant to (i) above, and (iii) quarterly principal payments of $1,875,000 during the term of the loan, increasing to $2,500,000 per quarter during the extension periods. The Company is also required to make principal payments from the proceeds of property sales, refinancings and other asset sales if proceeds are not reinvested into net leased properties. The required principal payments are based on a minimum release price set forth in the loan agreement for property sales and 100% of proceeds from refinancings, economic discontinuance, insurance settlements and condemnations.
     The loan is secured by a lien on the Company’s assets and the assets of the Company’s subsidiaries, with certain exceptions such as direct liens on most of the real estate owned by the Operating Partnership or the Company’s subsidiaries. The Company can prepay the loan in whole or in part at any time together with a premium of 1% if such prepayment occurs on or before August 11, 2006 and thereafter with no premium. The loan contains customary financial and other covenants consistent with the prior loan.
     The Operating Partnership entered into the following agreements in order to limit the exposure to interest rate volatility: (i) a five year interest rate swap agreement with KeyBank National Association effectively setting the LIBOR rate at 4.642% for $250,000,000 of the loan balance; (ii) a LIBOR rate cap agreement at 5% with Bank of America, N.A. for $295,000,000 through November 2006; and (iii) a LIBOR rate cap agreement at 6% with SMBC Derivative Products Limited for the period from November 2006 until August 2008 for a notional amount of $290,000,000.
     In connection with the Operating Partnership’s refinancings, real estate sales and repayments of mortgage debt during 2005, the Company has recognized a net loss from debt extinguishment of $100,000, which is included in discontinued operations for the period November 7, 2005 to December 31, 2005, and the Operating Partnership has recognized a net loss from early extinguishment of debt of $30,400,000, of which

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
$2,800,000 is included in discontinued operations. The net loss from early extinguishment of debt consisted of loss from debt extinguishment of $7,000,000, plus mortgage prepayment penalties of $23,500,000. During 2004, the Operating Partnership recognized a net loss from early extinguishment of debt of $6,600,000, $6,500,000 of which is included in discontinued operations. The net loss from early extinguishment of debt consisted of loss from debt extinguishment of $6,300,000, plus mortgage prepayment penalties of $300,000.
     Scheduled payments of principal at December 31, 2005, for the next five years and thereafter through maturity, are as follows (in thousands):

			Contract
	Mortgage		Mortgage
	Notes	Note	Notes	Principal	Accrued
Year	Payable	Payable	Payable	Total	Interest	Total
2006	$36,700	$7,500	$—	$44,200	$7,514	$51,714
2007	38,946	7,500	—	46,446	—	46,446
2008	41,523	578,463	—	619,986	—	619,986
2009	16,245	—	229	16,474	—	16,474
2010	380	—	491	871	—	871
Thereafter	32,401	—	10,408	42,809	—	42,809
	$166,195	$593,463	$11,128	$770,786	$7,514	$778,300
Note 5 — EQUITY INVESTMENTS IN LIMITED PARTNERSHIPS
     The equity investments in limited partnerships consists of the following (in thousands):

	2005	2004
Balance, beginning of year	$11,107	$8,492
Investments in limited partnership	10	342
Equity in income of limited partnerships	3,128	2,662
Distributions from limited partnerships	(399)	(389)

Balance, end of year	$13,846	$11,107

     The Company and Operating Partnership have paid a premium for its allocable share of the underlying limited partnerships which resulted in an excess of the carrying amounts of the Company and Operating Partnership’s investments over the underlying net assets of these limited partnerships of $5,100,000 and $5,000,000 as of December 31, 2005 and 2004, substantially all of which relates to the difference between the fair values at the date of acquisition of the Company’s underlying properties and historical carrying amounts. Such premium is being amortized as an adjustment to the Company’s equity in earnings of the limited partnerships over the useful lives of the underlying properties. The amortization expense amounted to $19,000; $109,000; $126,000; and $42,000 for the period from November 7, 2005 to December 31, 2005, the period January 1, 2005 to November 6, 2005 and the years ended December 31, 2004 and 2003, respectively.

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The limited partnerships condensed combined statements of operations and condensed combined balance sheets are as follows (in thousands):
Condensed Statements of Operations:

	The Company
	For the Period	The Predecessor
	November 7,	For the Period
	2005	January 1, 2005	For the Year	For the Year
	to	to	Ended	Ended
	December 31,	November 6,	December 31,	December 31,
	2005	2005	2004	2003
	(Unaudited)
Rental revenue and interest income	$3,977	$22,613	$26,571	$26,528
Interest expense	1,423	8,491	$11,051	12,052
Administrative expense	15	56	77	54
Depreciation expense	522	2,967	3,051	3,400
Amortization expense	78	447	525	525

Net income	$1,939	$10,652	$11,417	$10,497

Condensed Balance Sheets:

	December 31,	December 31,
	2005	2004
	(Unaudited)
Cash	$1,744	$1,690
Real estate, net	81,043	84,598
Other assets	2,928	3,318

Total assets	$85,715	$89,606

Accounts payable and other liabilities	$1,436	$1,920
Mortgages payable	96,238	110,399
Partners’ deficit	(11,959)	(22,713)

Total liabilities and partners’ deficit	$85,715	$89,606

Note 6 — RELATED PARTY TRANSACTIONS
     Winthrop Realty Partners L.P. performed asset management services for the Operating Partnership and received a fee of $1,600,000, $1,900,000 and $1,800,000 for the period from January 1, 2005 to November 6, 2005 and for the years ended December 31, 2004 and 2003, respectively.
     As of November 7, 2005, NKT Advisors performs the asset management services for the Company, previously provided by Winthrop Realty Partners L.P.
     NKT Advisors receives an annual base management fee which is payable quarterly in arrears in cash. The base management fee is equal to the greater of (A) $4,800,000 or (B) 1.5% per annum of (1) the gross purchase price paid for shares of the Company’s common stock in connection with the IPO and the sale of common stock to Winthrop Realty Trust (excluding in respect of shares of its common stock issued to Winthrop Realty Trust in consideration for its assignment of certain exclusivity rights) net of underwriting discounts ($273,560,625) plus (2) the sum of the net proceeds from any additional primary issuances of the

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Company’s common or preferred equity or from the issuance of the Operating Partnership’s units, each after deducting any underwriting discounts and commissions and other expenses and costs relating to the issuance, plus (3) as and when, if at all, Apollo sells or coverts for shares, in whole or from time to time, up to 5,000,000 Operating Partnership units, utilizing a deemed value per Operating Partnership unit equal to the lesser of (x) $19.00 and (y) the per share price at which such Operating Partnership units are sold or, if converted, the closing price of the Company’s shares on the day on which such Operating Partnership units are converted, less (4) any amount that the Company or the Operating Partnership pays to repurchase shares of the Company’s common stock or any Operating Partnership units.
     The first $4,200,000 (subject to an annual consumer price index increase) in base management fees per annum will be paid by NKT Advisors to Winthrop Realty Partners L.P. for services to the Company that NKT Advisors subcontracts to Winthrop Realty Partners L.P.
     In addition, NKT Advisors is entitled to receive incentive management fees each fiscal quarter, payable quarterly in arrears, in an annual amount equal to:
     20% of the amount by which adjusted funds from operations for the Operating Partnership, before incentive management fees exceeds, for the quarter then ended, the amount of adjusted funds from operations but after providing for dividends on any of the preferred equity issued in the future required to produce an annualized return on the greater of:
     A) $650,000,000, or
     B) (i) the gross equity proceeds of the IPO and the sale of shares to Winthrop Realty Trust ($290,000,000), plus (ii) the book value of partners’ equity in the Operating Partnership as of June 30, 2005 (approximately $209,100,000), plus (iii) the gross proceeds of any subsequent issuance of common equity or any subsequent issuance of Operating Partnership units, minus (iv) amounts paid by the Company or the Operating Partnership in any tender for or repurchase of the Company’s equity or the Operating Partnership’s equity.
     Equal to the greater of the yield on 10-year Treasuries as of the last business day of such quarter plus 250 basis points or the returns set forth below:

Year	Return
2005 and 2006	25%
2007	22%
2008	20%
2009	15%
2010	12%
Thereafter	10%
     Adjusted funds from operations represent “funds from operations” as determined in accordance with standards prescribed by NAREIT, adjusted to add back any asset impairment charges and non-cash restricted stock issuances. NAREIT defines funds from operations as net income, computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets and after adjustments for unconsolidated partnerships and joint ventures. Adjusted funds from operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of the Company’s performance or to cash flows as a measure of liquidity or ability to make distributions.
     NKT Advisors received a base management fee of $720,000 for the period from November 7, 2005 to December 31, 2005. No incentive management fee was earned during the period.

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The Company provides certain asset management, investor and administrative services to some unconsolidated partnerships in which it owns an equity interest and to other affiliated partnerships. Asset management fees of $38,000, $249,000, $332,000 and $418,000 were earned for the period November 7, 2005 to December 31, 2005 and the period from January 1, 2005 to November 6, 2005 and for the years ended December 31, 2004 and 2003, respectively. The Company and Operating Partnership had receivables for management fees of $800,000 and $900,000 due from these partnerships at December 31, 2005 and 2004, respectively.
     The Company has an ownership interest in the three most junior tranches of a securitized pool of first mortgages which includes three first mortgage loans encumbering three Company properties and one other property controlled by an affiliate. The Company and the Operating Partnership’s ownership interest, net of discount, amounted to $10,500,000 and $10,100,000 at December 31, 2005 and 2004, respectively, and the Company and the Operating Partnership earned interest income of $200,000, $1,000,000, $1,200,000 and $1,200,000 for the period from November 7, 2005 to December 31, 2005 and the period from January 1, 2005 to November 6, 2005 and for the years ended December 31, 2004 and 2003 respectively, related to this ownership interest.
     WEM owned $17,300,000 of a $145,200,000 Real Estate Mortgage Investment Conduit (“REMIC”) which was secured by the contract rights payable of the Operating Partnership. WEM earned $2,200,000 of interest income during 2003. The affiliates and executives were repaid in 2003 when T-Two Partners purchased the T-1 Certificate as discussed in the following paragraph.
     T-Two Partners is the 100% beneficial owner of certain of the contract rights. T-Two Partners owned the portion of the contract rights referred to as the T-2 Certificate and during 2003 purchased the portion of the contract rights referred to as the T-1 Certificate. The Operating Partnership, prior to its acquisition of T-Two Partners, as discussed below, incurred $18,600,000, $25,000,000 and $13,800,000 ($6,400,000, $9,000,000 and $9,700,000 of which is included in discontinued operations, respectively) of interest expense on these contract rights during the period from January 1, 2005 to November 6, 2005 and for the years ended December 31, 2004 and 2003, respectively. Contract right mortgage notes and accrued interest payable amounted to $249,500,000 due to T-Two Partners at December 31, 2004. The Operating Partnership had the right to acquire T-Two Partners’ interest in the contract rights in January 2008 by acquiring T-Two Partners in exchange for units. T-Two Partners had the right to require the Operating Partnership to purchase this interest in December 2007 in exchange for units. During 2003, as described below, the Operating Partnership and the owners of T-Two Partners modified these rights.
     During November 2003, T-Two Partners obtained a $316,500,000 loan. This loan is referred to as the Original T-Two Loan. The owners of T-Two Partners agreed to eliminate their put option which could require the Operating Partnership to purchase T-Two Partners in December 2007 and the Operating Partnership agreed to guarantee repayment of the Original T-Two Loan. The Original T-Two Loan was secured by all of the assets of T-Two Partners, including the contract right mortgage notes receivable from the Operating Partnership. T-Two Partners also agreed to provide a credit line to the Operating Partnership bearing interest at LIBOR plus 450 basis points.
     In connection with the November 2003 financing transactions described above, the Operating Partnership and the owners of T-Two Partners modified the Operating Partnership option in certain respects. Initially, the Operating Partnership was given the right to exercise the option at any time between November 24, 2006 and November 24, 2009. As part of the November 7, 2005 transactions, the option was modified to permit its immediate exercise. Second, the purchase price was payable in cash rather than units of the Operating Partnership. Finally, the formula for determining the purchase price payable by the Operating Partnership if it exercised the option was revised in a manner that the Operating Partnership’s general partner believed to be significantly more favorable to the Operating Partnership than the formula previously in effect. Specifically,

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the purchase price would be calculated as follows: the sum of $316,526,573 plus T-Two Partners’ costs of obtaining the Original T-Two Loan (approximately $7,346,000), the cost of any refinancing ($3,903,000, representing amounts allocated in connection with the August 11, 2005 refinancing discussed in Note 4) and the cost of administering the trust that holds the second mortgage loans, together with interest on the foregoing sum at the effective rate of interest paid by T-Two Partners on the Original T-Two Loan, less all payments made from and after November 24, 2003 on the second mortgage loans. The purchase price was to be reduced to the extent of any mortgages assumed by the Operating Partnership but not below zero.
     The Operating Partnership had determined that T-Two Partners is a VIE, but that the Operating Partnership was not the primary beneficiary of the VIE and therefore T-Two Partners was not consolidated.
     T-Two Partners was to reimburse the Operating Partnership for approximately $7,300,000 of closing costs incurred in connection with the Original T-Two Loan and $3,903,000 of closing costs incurred in connection with the refinancing, together with interest thereon at a rate equal to LIBOR plus 450 basis points. The Operating Partnership earned interest income of $400,000 and $500,000 on this obligation during the period from January 1, 2005 to November 6, 2005 and the year ended December 31, 2004, respectively.
     On November 7, 2005, the Operating Partnership exercised the option. The purchase price was determined to be $238,100,000 in accordance with the formula described above. However, the purchase price was satisfied by the Operating Partnership’s assumption of the T-Two Partners Loan and accrued interest of $269,700,000. The Operating Partnership recorded the purchase of the interest in T-Two Partners in accordance with FAS 141 and recorded the acquired assets and liabilities at fair market value at the date of purchase. The Operating Partnership recorded the following assets, liabilities and gain: (in millions)

Cash	$44.4
Contract right mortgage notes receivable	239.7
Accounts payable	(12.8)
Notes payable	(269.4)
Accrued interest payable	(0.3)
Gain	(1.6)
     The gain recognized in the transaction is recorded in the Company’s (gain) loss from early extinguishment of debt. The contract right mortgage notes receivable and accounts payable are eliminated in the Company’s consolidated financial statements.
     An affiliate of the general partner owns a portion of the second mortgage indebtedness of a property in which the Company has an interest. The second mortgage payable and accrued interest owned by the affiliate aggregated $15,500,000 and $15,200,000 at December 31, 2005 and December 31, 2004, respectively. Included in interest expense is $100,000, $600,000, $700,000 and $700,000 related to this second mortgage payable for the period November 7, 2005 to December 31, 2005, the period January 1, 2005 to November 6, 2005 and for the years ended December 31, 2004 and 2003, respectively.
     On July 29, 2004, the Operating Partnership sold 25 properties for a combined net sales price of $63,800,000 to Vornado, which is a limited partner in the Operating Partnership and, at such time, an affiliate of the Operating Partnership’s then general partner. After satisfying existing mortgage debt of $31,500,000, the net sales proceeds were approximately $32,300,000 of which $23,700,000 was applied to a principal payment on the note payable. The Operating Partnership recognized a net gain on the sale of these properties of $38,700,000.
     In August 2005, Winthrop Realty Partners L.P. loaned $200,000 to a partnership in which the Operating Partnership has an interest. The loan accrues interest at a rate of prime plus 2%. The loan was repaid in the first quarter of 2006.

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Also see Note 8 for related party acquisitions.
Note 7 — CONTINGENCIES AND IMPAIRMENTS
     The Company owns a 707,482 square foot office building in Toledo, Ohio that is leased to Owens-Illinois for an initial term that expires on September 30, 2006. The property is encumbered by a non-recourse mortgage which matures in October 2006 at which time a $32,000,000 balloon payment will be due. The tenant has six, five-year renewal options. This tenant is presently not using a substantial portion of the building and elected not to renew its lease. While the Company will attempt to sell or re-lease the property there is substantial risk that the Company will not be able to satisfy the balloon payment due on the mortgage and that the mortgage holder will foreclose on this property. The Operating Partnership recognized an $11,328,000 impairment loss during the second quarter of 2005. The operations of the property were placed into discontinued operations effective December 31, 2005.
     In June 2005, the Operating Partnership entered into an agreement with Honeywell International, Inc., the tenant of four office buildings owned by the Operating Partnership in Morris Township, New Jersey to restructure the lease on the properties. Under the restructuring, the tenant waived its right to exercise its economic discontinuance option and the Operating Partnership granted the tenant an option to purchase the properties in 2007 for $41,900,000. As a result of this restructuring, the Operating Partnership recognized a $14,754,000 impairment loss in the second quarter of 2005.
     The Operating Partnership received a notice dated August 30, 2005 from Albertson’s, Inc. indicating that it intends to exercise its right to terminate the lease for the property located in Rock Falls, Illinois as of May 8, 2006. In accordance with the terms of the lease, Albertson’s, Inc. has made an offer to purchase the property for an amount stipulated in the lease of approximately $861,000. The Operating Partnership can reject this offer by notifying Albertson’s, Inc. by April 18, 2006. The Company is currently evaluating whether the offer should be rejected. The Company recorded an impairment loss of $550,000 on this property during the third quarter of 2005.
     The Company owns two office buildings in New Orleans, Louisiana, containing an aggregate of 403,027 square feet of space that are leased to Hibernia Bank. Both buildings are located in the area affected by Hurricane Katrina. The tenant has remained current in its rent obligations and is responsible for all repairs, maintenance and capital expenditures associated with these properties.
Note 8 — ACQUISITIONS
     On January 1, 2003, the Operating Partnership acquired from an affiliate of the general partner, limited partnership interests in nine limited partnerships that own net leased commercial properties. The limited partnership interests acquired by the Operating Partnership ranged between 4.9% and 57.75% of each partnership and were acquired in exchange for 317,813 limited partnership units of the Operating Partnership valued at $22,700,000. In August 2003, the Operating Partnership acquired approximately an additional 10.05% interest in one of these limited partnerships for a cash purchase price of $525,000, increasing the partnership interest to 23.55% from 13.5%. These interests were acquired from unaffiliated limited partners. In April 2004, the Operating Partnership exercised an option to purchase additional limited partnership interests in two of the partnerships in exchange for 15,539 units. The values of the net leased real estate partnerships and the Operating Partnership units were determined without arms-length negotiations. Independent appraisals were obtained on the value of the properties owned by the limited partnerships. The Operating Partnership has accounted for the acquisition on a historical cost basis. Four of the limited partnerships have been consolidated into the Operating Partnership’s financial statements and five of the limited partnerships are being accounted for under the equity method of accounting.

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In June 2004, the Operating Partnership acquired for $297,500, pursuant to a tender offer, approximately 9.85% of the total limited partnership units outstanding in one partially owned consolidated partnership. The Operating Partnership then owned approximately 45.2% of the limited partnership.
     In June 2004, the Operating Partnership acquired the land underlying one of its properties in Bedford, Texas. The land was acquired from an unaffiliated party for approximately $2,600,000.
     In July 2004, the Operating Partnership acquired for $472,500 and $325,000, pursuant to two separate tender offers, approximately 7% and 4.5% of the total limited partnership units outstanding in two partially owned partnerships. The Operating Partnership currently owns approximately 62.2% in one of the partnerships whose operations are consolidated and 45.3% in the other partnership.
     In February 2005, the Operating Partnership acquired for $10,000 approximately 0.29% of the total limited partnership units outstanding in a partially owned non-consolidated partnership. The Operating Partnership currently owns approximately 23.84% in the partnership.
     In June 2005, the Operating Partnership acquired for $35,000 an additional limited partnership unit in one partially owned consolidated partnership. The Operating Partnership owned approximately 46.35% of the limited partnership following the acquisition.
     In September 2005, the Operating Partnership acquired for $35,000 an additional limited partnership unit in one partially owned consolidated partnership. The Operating Partnership currently owns approximately 47.51% of the limited partnership.
     On November 7, 2005, the Operating Partnership acquired 100% of the interests in T-Two Partners. (See Note 6 — Related Party Transactions).
Note 9 — DISCONTINUED OPERATIONS AND SALES OF REAL ESTATE
     During the period from November 7, 2005 to December 31, 2005, the Company sold one property for a net sales price of $11,300,000. The Company also received $3,800,000 of accrued and deferred rent in connection with the sale of this property. The Company recognized a net gain on sale of this property of $1,700,000.
     During the period from January 1, 2005 to November 6, 2005, the Operating Partnership sold six properties for a combined net sales price of $31,300,000. The Operating Partnership recognized a net gain on sale of these properties of $16,000,000. During the year ended December 31, 2004, the Operating Partnership sold 58 properties for a combined net sales price of $127,200,000. The Operating Partnership recognized a net gain on sale of these properties of $49,800,000. During the year ended December 31, 2003, the Operating Partnership sold 14 properties for a combined net sales price of $156,400,000. The Operating Partnership recognized a net gain on sale of these properties of $33,800,000. The sale and operations of these properties for all periods presented have been recorded as discontinued operations in accordance with the provisions of SFAS No. 144. In addition, the Operating Partnership has classified various properties which have met all of the criteria of SFAS No. 144 as real estate held for sale in the accompanying consolidated balance sheets and has classified the operations of the properties and the sold properties as discontinued operations in the accompanying consolidated statements of operations. Subsequent to December 31, 2005, Company determined that 57 additional properties should be classified as discontinued operations in the accompanying consolidated statements of operations. See Note 11.

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Discontinued operations for the years ended December 31, 2005, 2004 and 2003 are summarized as follows (in thousands):

	The Company	The Predecessor
	For the Period	For the Period
	November 7,	January 1,		For the Year
	2005 to	2005 to	For the Year	Ended
	December 31,	November 6,	Ended	December 31,
	2005	2005	December 31, 2004	2003
Revenue	$8,559	$53,703	$72,634	$88,635
Expenses	(5,349)	(29,669)	(31,652)	(42,896)
Impairment loss on real estate	—	(26,965)	(3,465)	(1,560)
Net (loss) gain from early extinguishment of debt	(121)	(5,033)	(6,486)	8,733
Gain from disposal of real estate	1,733	15,974	49,808	33,844
Minority interest	(3,380)	(47)	(508)	(4,959)

Income from discontinued operations	$1,442	$7,963	$80,331	$81,797

     Expenses include interest expense to related parties of $6,400,000, $9,000,000 and $9,700,000 for the period from January 1, 2005 to November 6, 2005 and for the years ended December 31, 2004 and 2003, respectively.
     Other assets of discontinued operations at December 31, 2005 and 2004 are summarized as follows (in thousands):

	2005	2004
Receivables	$213	$81
Other assets	332	163

	545	244

     Liabilities of discontinued operations at December 31, 2005 and 2004 are summarized as follows:

	2005	2004
Mortgage notes and accrued interest payable	$40,491	$5,672
Contract right mortgage notes and accrued interest payable (including $0 and $11,825 to related parties)	—	11,825

	$40,491	$17,497

Note 10 — INCOME TAXES
     The Company has made no provision for current or deferred federal and state income taxes on the basis that it operates in a manner intended to enable it to continue to qualify as a real estate investment trust (“REIT”) under Sections 856-860 of the Code. In order to qualify as a REIT, the Company is generally required each year to distribute to its stockholders at least 90% of its taxable income (excluding any net capital gain). The Company intends to comply with the foregoing minimum distributions requirements.

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The Operating Partnership’s taxable income for 2005, 2004 and 2003 differs from net income for financial reporting purposes as follows (in thousands):

	2005	2004	2003
Net income for financial reporting purposes	$49,295	$137,808	$145,164
Depreciation and amortization	40,729	30,472	37,364
Compensation expense	10,500	—	—
Interest expense	3,112	4,650	10,219
Gain on sale of real estate	15,084	42,290	80,517
Impairment loss	29,715	13,065	1,560
Other	3,581	(8,538)	85
Net loss (gain) from early extinguishment of debt	48,311	6,269	(4,266)
Straight-line rent adjustment	5,741	5,139	(3,248)

Taxable income	$206,068	$231,155	$267,395

     The net basis of the Operating Partnership’s assets and liabilities for tax reporting purposes is approximately $869,000,000 and $818,000,000 lower than the amount reported for financial statement purposes at December 31, 2005 and 2004, respectively.
Note 11 — SUBSEQUENT EVENTS
     On January 15, 2006, the Company entered into a strategic alliance with U.S. Realty Advisors, LLC (“US Realty”), a leading net-lease property advisor, pursuant to which the Company will acquire single-tenant assets. Pursuant to our agreement with US Realty, the Company is obligated to pay to US Realty a fee of 1.5% of the gross purchase price for properties acquired that were offered to us by US Realty upon the consummation of such purchase and an economic interest for additional services to be provided by US Realty equal to 25% of all cash flow and net capital proceeds after the Company receives a return of all its invested capital plus a 12% internal rate of return.
     On January 18, 2006, the Company acquired an approximately 115,500 square foot office building in Bridgewater, New Jersey for a purchase price of $21,150,000. The property is net leased to Biovail Pharmaceuticals, Inc., a company primarily engaged in the manufacture and sale of generic pharmaceutical products. The lease agreement has a current term scheduled to expire October 31, 2014 with two, five-year renewal terms. Net adjusted rent during the current term is $1,397,000 per year through October 31, 2009 and then $1,686,000 thereafter.
     On January 26, 2006, the Operating Partnership acquired a 99,500 square foot 100% leased office building in Lisle, Illinois for a purchase price of $15,250,000. Adjusted net rent for the property, commencing January 1, 2007, is projected to be approximately $1,225,000 per year. The property is 86% leased to National Louis University with the balance of the space being leased to two tenants. The National Louis University lease has a primary term expiring December 31, 2018, with annual base rent during the primary term commencing at $943,000 through December 31, 2006 (with a 50% rent concession through August 31, 2006), increasing by $43,000 on each January 1 thereafter.
     On February 10, 2006, the Company obtained a first mortgage loan from Greenwich Capital Financial Products, Inc., an unaffiliated third party, in the original principal amount of $14,800,000 secured by the Company’s property located in Bridgewater, New Jersey. The loan bears interest at 5.732%, requires monthly payments of interest only for the first 60 months and then requires monthly payments of principal and interest of $86,000 and is scheduled to mature on March 6, 2016, at which time the outstanding principal balance is

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
expected to be approximately $13,730,000. The Company received net proceeds from this loan, after satisfying closing costs, of approximately $14,600,000.
     On February 13, 2006, the Company purchased a 10 year, BBB rated bond secured by net leased properties owned by Kindercare Real Estate LLC with a face value of $11,700,000 and a projected unleveraged yield to maturity of 7%. The Company intends to finance this purchase through a securitized financing or other nonrecourse facility.
     In June 2006, the Company committed to sell 50 retail properties (the “Albertson’s Properties”) to an unaffiliated third party for a gross purchase price of $160,000,000. The sale was consummated on July 13, 2006. The Albertson’s Properties were originally leased to Albertson’s Inc., contain an aggregate of approximately 2,300,000 square feet and had lease terms expiring over the next 4.5 years. After closing costs, the Company received net proceeds of approximately $159,000,000, approximately $21,000,000 of which were used to pay down the note payable. The balance of the net proceeds were deposited with a Qualified Intermediary for use in 1031 tax free exchanges.
     The Company recognized a gain for financial reporting purposes during the third quarter of 2006 as a result of this transaction of approximately $63,000,000. The results of operations of the Albertson’s Properties have been included in discontinued operations for all periods presented in accordance with SFAS 144.
     In June 2006 The Kroger Company notified the Company it is exercising its option to purchase three properties pursuant to the terms of its lease. The properties will be sold in January 2007 for a negotiated fair market value or appraised value. The results of operations of these properties have been included in discontinued operations for all periods presented in accordance with SFAS 144.
     On October 11, 2006, Honeywell International Inc. exercised its option to purchase four properties pursuant to the terms of an option agreement. The sale of these properties is scheduled to close February 1, 2007, subject to Honeywell International’s Inc.’s right to extend. The results of operations of these properties have been included in discontinued operations for all periods presented in accordance with SFAS 144.
     On July 23, 2006, the Company entered into a definitive Agreement and Plan of Merger with Lexington Corporate Properties Trust (“LXP”), a Maryland real estate investment trust, pursuant to which the Company will merge with and into LXP. The merger (the “Merger”) was consummated on December 31, 2006 each holder of common stock will be entitled to receive 0.80 common shares of LXP in exchange for each share of common stock. The name of the surviving entity was changed to Lexington Realty Trust (the “Surviving Entity”).
     In connection with the Merger, the Partnership’s agreement of limited partnership was amended to provide that, among other things, units of limited partnership of Operating Partnership, which are currently redeemable at the option of the holder for cash based on the value of a share of the Company’s common stock (or, at the Company’s option, in the Company’s common stock), are redeemable at the option of the holder for cash based on the value of a common share of LXP, and the name of the Operating Partnership was changed to The Lexington Master Limited Partnership. In this regard, the Operating Partnership effected an appropriate reverse split of its units of limited partnership on December 31, 2006 to properly accommodate the one-for-one redemption factor.
Note 12 — SUMMARY OF QUARTERLY RESULTS (UNAUDITED)
     The following summary represents the consolidated quarterly financial data for the years ended 2005 and 2004:

	The Predecessor								The Company
							Period		Period
	Quarter		Quarter		Quarter		October 1,		November 7,
	Ended		Ended		Ended		2005 to		2005 to
	March 31,		June 30,		September		November		December
	2005		2005		30, 2005		6, 2005		31, 2005
	(In thousands, except per share amounts)
Revenues	$47,818		$46,932		$47,199		$18,947		$28,800

Net income (loss)	$27,131	(1)	$(1,272	)(2)	$7,160	(3)	$10,152	(4)	$1,349	(5)
Net income per Common Share	N/A		N/A		N/A		N/A		$.07

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	The Predecessor
	Quarter		Quarter		Quarter		Quarter
	Ended		Ended		Ended		Ended
	March 31,		June 30,		September 30,		December 31,
	2004		2004		2004		2004
Revenues	$48,802		$48,230		$47,723		$47,460

Net income (loss)	$37,844	(6)	$19,355	(7)	$53,886	(8)	$26,723	(9)
Net income per Common Share	N/A		N/A		N/A		N/A

(1)	Includes gain from disposal of real estate of $600,000.

(2)	Includes loss from early extinguishment of debt of $100,000.

(3)	Includes gain from disposal of real estate of $15,500,000 and a loss from early extinguishment of debt of $29,100,000.

(4)	Includes loss from disposal of real estate of $100,000 and a gain from early extinguishment of debt of $400,000.

(5)	Includes gain from disposal of real estate of $500,000.

(6)	Includes gain from disposal of real estate of $7,700,000.

(7)	Includes gain from disposal of real estate of $1,800,000 and an impairment loss of $9,700,000.

(8)	Includes gain from disposal of real estate of $38,900,000, an impairment loss of $3,400,000 and a net loss from early extinguishment of debt of $6,700,000.

(9)	Includes gain from disposal of real estate of $1,000,000.

NEWKIRK REALTY TRUST INC. (THE “COMPANY”) AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (“THE PREDECESSOR”)
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
at December 31, 2005

							Cost capitalized subsequent
					Initial Cost to Registrant		to acquisition			As of December 31, 2005
								Land/Building
						Land	Building and	and		Land	Building and		Accumulated	Date
Description	Location		Encumbrances		Land	Estates	Improvements	Improvements	Land	Estates	Improvements	Total	Depreciation	Acquired	Life
			Mortgage	Contract Right
Continuing Operations:
Office	Little Rock	AR	$—	$—	$259,073.00	$—	$2,648,757.00	$—	$259,073.00	$—	$2,648,757.00	$2,907,830.00	$889,087.10	11/7/2005	35-40 yrs
Office	Pine Bluff	AR	—	—	48,183	—	3,033,884	—	48,183	—	3,033,884	3,082,067	1,312,914	11/7/2005	35-40 yrs
Office	Sierra Vista	AR	—	—	20,013	—	—	—	20,013	—	—	20,013	—	11/7/2005
Office	El Segundo	CA	24,453,803	—	841,962	1,466,543	39,908,628	—	841,962	1,466,543	39,908,628	42,217,133	16,050,688	11/7/2005	26-40 yrs
Office	Long Beach	CA	33,772,277	7,833,842	—	15,161,774	72,329,336	—	—	15,161,774	72,329,336	87,491,109	36,883,755	11/7/2005	27-40 yrs
Office	Walnut Creek	CA	—	—	—	1,339,403	12,908,242	—	—	1,339,403	12,908,242	14,247,645	5,720,271	11/7/2005	27-40 yrs
Office	Colorado Spring	CO	—	—	425,344	—	13,678,452	—	425,344	—	13,678,452	14,103,796	5,012,038	11/7/2005	35-40 yrs
Office	Clinton	CT	968,281		—	—	1,534,014	—	—	—	1,534,014	1,534,014	168,708	11/7/2005	20-40 yrs
Office	Orlando	FL	—	—	—	—	15,554,619	—	—	—	15,554,619	15,554,619	6,062,092	11/7/2005	35-40 yrs
Office	Orlando	FL	—	—	2,280,002	—	40,536,802	—	2,280,002	—	40,536,802	42,816,804	15,507,376	11/7/2005	35-40 yrs
Office	Columbus	IN	—	—	—	—	54,153,711	—	—	—	54,153,711	54,153,711	13,422,577	11/7/2005	35-40 yrs
Office	Carondelet	LA	10,198,946	—	—	—	12,117,596	—	—	—	12,117,596	12,117,596	1,555,889	11/7/2005	20-40 yrs
Office	Tulane	LA	8,106,878	—	—	—	9,695,060	—	—	—	9,695,060	9,695,060	1,250,944	11/7/2005	20-40 yrs
Office	Baltimore	MD	—	—	—	—	140,633,984	45,000	—	—	140,678,984	140,678,984	61,215,058	11/7/2005	14-40 yrs
Office	Bridgeton	MO	—	—	—	420,249	3,290,408	—	—	420,249	3,290,408	3,710,657	1,651,816	11/7/2005	25-40 yrs
Office	Carteret	NJ	—	—	549,364	—	10,687,657	—	549,364	—	10,687,657	11,237,021	3,907,505	11/7/2005	35-40 yrs
Office	Elizabeth	NJ	—	—	284,124	—	4,860,873	—	284,124	—	4,860,873	5,144,997	1,774,016	11/7/2005	35-40 yrs
Office	Morristown	NJ	—	—	—	—	55,382,037	—	—	—	55,382,037	55,382,037	30,591,271	11/7/2005	20-40 yrs
Office	MorrisTownship	NJ	—	—	—	—	31,396,697	—	—	—	31,396,697	31,396,697	14,250,055	11/7/2005	20-40 yrs
Office	MorrisTownship	NJ	—	—	—	—	6,973,447	—	—	—	6,973,447	6,973,447	3,165,046	11/7/2005	20-40 yrs
Office	MorrisTownship	NJ	—	—	—	—	18,825,824	—	—	—	18,825,824	18,825,824	8,544,499	11/7/2005	20-40 yrs
Office	Plainsboro	NJ	—	—	51,704	—	877,125	—	51,704	—	877,125	928,829	322,865	11/7/2005	35-40 yrs
Office	Las Vegas	NV	—	—	2,234,005	—	43,419,151	—	2,234,005	—	43,419,151	45,653,156	9,639,464	11/7/2005	35-40 yrs
Office	Miamisburg	OH	—	—	—	702,011	8,042,032	—	—	702,011	8,042,032	8,744,043	4,503,178	11/7/2005	22-40 yrs
Office	Miamisburg	OH	—	—	—	251,821	6,621,854	—	—	251,821	6,621,854	6,873,675	2,998,014	11/7/2005	22-40 yrs
Office	Allentown	PA	—	—	68,342	—	4,946,115	—	68,342	—	4,946,115	5,014,457	2,409,541	11/7/2005	35-40 yrs
Office	Johnson City	TN	—	—	588,228	—	4,707,710	—	588,228	—	4,707,710	5,295,938	1,076,637	11/7/2005	35-40 yrs
Office	Kingport	TN	—	—	96,550	—	3,183,690	—	96,550	—	3,183,690	3,280,240	1,034,806	11/7/2005	35-40 yrs
Office	Memphis	TN	—	—	—	647,570	6,185,494	—	—	647,570	6,185,494	6,833,064	2,729,024	11/7/2005	27-40 yrs
Office	Memphis	TN	—	—	594,344	—	64,003,369	—	594,344	—	64,003,369	64,597,713	17,578,038	11/7/2005	35-40 yrs
Office	Beaumont	TX	—	—	406,201	—	9,629,921	—	406,201	—	9,629,921	10,036,122	3,669,580	11/7/2005	35-40 yrs
Office	Beaumont	TX	—	—	—	—	50,122,467	—	—	—	50,122,467	50,122,467	9,735,701	11/7/2005	35-40 yrs
Office	Bedford	TX	—	—	2,555,275	—	12,673,652	51,395	2,555,275	—	12,725,047	15,280,322	5,309,045	11/7/2005	35-40 yrs
Office	Dallas	TX	—	—	705,371	—	20,313,643	—	705,371	—	20,313,643	21,019,014	10,024,218	11/7/2005	35-40 yrs
Office	Garland	TX	—	—	359,460	1,676,696	11,819,422	—	359,460	1,676,696	11,819,422	13,855,578	4,459,243	11/7/2005	29-40 yrs

			77,500,185	7,833,842	12,367,545	21,666,067	796,695,672	96,395	12,367,545	21,666,067	796,792,067	830,825,679	304,424,962

NEWKIRK REALTY TRUST INC. (THE “COMPANY”) AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (“THE PREDECESSOR”)
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
At December 31, 2005

							Cost capitalized subsequent
					Initial Cost to Registrant		to acquisition			As of December 31, 2005

						Land	Building and	Land/Building and		Land	Building and		Accumulated	Date
Description	Location		Encumbrances		Land	Estates	Improvements	Improvements	Land	Estates	Improvements	Total	Depreciation	Acquired	Life

			Mortgage	Contract Right
Retail	Dothan	AL	—	—	—	—	1,683,504	—	—	—	1,683,504	1,683,504	774,216	11/7/2005	35-40 yrs
Retail	Florence	AL	—	—	—	343,662	3,240,090	—	—	343,662	3,240,090	3,583,752	1,448,094	11/7/2005	27-40 yrs
Retail	Huntsville	AL	—	—	—	—	2,896,034	—	—	—	2,896,034	2,896,034	1,340,925	11/7/2005	35-40 yrs
Retail	Huntsville	AL	—	—	—	—	2,538,236	—	—	—	2,538,236	2,538,236	619,271	11/7/2005	35-40 yrs
Retail	Montgomery	AL	—	—	288,444	—	2,962,241	—	288,444	—	2,962,241	3,250,685	727,401	11/7/2005	35-40 yrs
Retail	Montgomery	AL	—	—	—	—	1,537,134	—	—	—	1,537,134	1,537,134	740,007	11/7/2005	35-40 yrs
Retail	Tuscaloosa	AL	—	—	—	—	1,282,854	—	—	—	1,282,854	1,282,854	497,171	11/7/2005	35-40 yrs
Retail	Bisbee	AZ	—	—	—	333,266	2,177,021	—	—	333,266	2,177,021	2,510,287	1,103,910	11/7/2005	27-40 yrs
Retail	Mesa	AZ	—	—	45,834	—	—	—	45,834	—	—	45,834	—	11/7/2005
Retail	Mesa, McKellips	AZ	—	—	15,094	—	100,300	—	15,094	—	100,300	115,394	9,974	11/7/2005	35-40 yrs
Retail	Phoenix	AZ	—	—	47,943	—	—	—	47,943	—	—	47,943	—	11/7/2005
Retail	Springdale	AZ	—	—	3,670	—	—	—	3,670	—	—	3,670	—	11/7/2005
Retail	Tucson	AZ	—	—	—	380,494	2,505,701	—	—	380,494	2,505,701	2,886,195	1,260,434	11/7/2005	27-40 yrs
Retail	Atascadero	CA	—	—	28,496	—	186,515	—	28,496	—	186,515	215,011	18,224	11/7/2005	35-40 yrs
Retail	Beaumont	CA	—	—	25,246	—	170,681	—	25,246	—	170,681	195,927	17,275	11/7/2005	20-40 yrs
Retail	Beaumont	CA	—	—	3,830	—	—	—	3,830	—	—	3,830	—	11/7/2005
Retail	Corona	CA	—	—	—	121,144	1,045,923	—	—	121,144	1,045,923	1,167,067	328,777	11/7/2005	22-40 yrs
Retail	Downey	CA	—	—	363,376	—	2,236,192	—	363,376	—	2,236,192	2,599,568	744,021	11/7/2005	35-40 yrs
Retail	El Toro	CA	—	—	152,243	319,982	323,835	—	152,243	319,982	323,835	796,061	105,615	11/7/2005	20-40 yrs
Retail	Huntington Beach	CA	—	—	461,501	—	3,014,081	—	461,501	—	3,014,081	3,475,582	705,310	11/7/2005	35-40 yrs
Retail	Indio	CA	—	—	—	106,278	924,147	—	—	106,278	924,147	1,030,425	288,462	11/7/2005	26-40 yrs
Retail	Lancaster	CA	—	—	436,492	—	2,878,345	—	436,492	—	2,878,345	3,314,837	682,225	11/7/2005	35-40 yrs
Retail	Livermore	CA	—	—	219,759	—	3,048,784	—	219,759	—	3,048,784	3,268,543	1,179,886	11/7/2005	35-40 yrs
Retail	Lomita	CA	—	—	—	287,131	1,870,072	—	—	287,131	1,870,072	2,157,203	829,100	11/7/2005	25-40 yrs
Retail	Loveland	CA	—	—	18,581	—	—	—	18,581	—	—	18,581	—	11/7/2005
Retail	Mammoth Lake	CA	—	—	—	700,534	4,958,186	—	—	700,534	4,958,186	5,658,720	2,554,845	11/7/2005	27-40 yrs
Retail	Morgan Hill	CA	—	—	91,062	188,181	196,053	—	91,062	188,181	196,053	475,295	62,142	11/7/2005	20-40 yrs
Retail	Pasadena	CA	—	—	18,226	—	—	—	18,226	—	—	18,226	—	11/7/2005
Retail	Paso Robles	CA	—	—	31,490	—	199,344	—	31,490	—	199,344	230,834	18,720	11/7/2005	35-40 yrs
Retail	Pinole	CA	—	—	—	190,365	4,086,587	—	—	190,365	4,086,587	4,276,952	1,894,325	11/7/2005	30-40 yrs
Retail	Pleasanton	CA	—	—	540,195	—	13,333,728	—	540,195	—	13,333,728	13,873,923	6,048,447	11/7/2005	35-40 yrs
Retail	Redlands	CA	—	—	81,508	164,566	178,251	—	81,508	164,566	178,251	424,325	54,374	11/7/2005	20-40 yrs
Retail	Rialto	CA	—	—	14,673	—	—	—	14,673	—	—	14,673	—	11/7/2005
Retail	San Diego	CA	—	—	—	—	16,193,809	—	—	—	16,193,809	16,193,809	7,273,310	11/7/2005	35-40 yrs
Retail	San Dimas	CA	—	—	15,713	—	—	—	15,713	—	—	15,713	—	11/7/2005
Retail	Santa Monica	CA	—	—	497,252	—	7,212,331	—	497,252	—	7,212,331	7,709,583	2,784,487	11/7/2005	35-40 yrs
Retail	Santa Rosa	CA	—	—	85,070	—	989,140	—	85,070	—	989,140	1,074,210	213,024	11/7/2005	35-40 yrs

NEWKIRK REALTY TRUST INC. (THE “COMPANY”) AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (“THE PREDECESSOR”)
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
At December 31, 2005

							Cost capitalized subsequent
					Initial Cost to Registrant		to acquisition			As of December 31, 2005

						Land	Building and	Land/Building and		Land	Building and		Accumulated	Date
Description	Location		Encumbrances		Land	Estates	Improvements	Improvements	Land	Estates	Improvements	Total	Depreciation	Acquired	Life

			Mortgage	Contract Right
Retail	Simi Valley	CA	—	—	16,828	—	—	—	16,828	—	—	16,828	—	11/7/2005
Retail	Simi Valley	CA	—	—	—	—	2,903,222	—	—	—	2,903,222	2,903,222	1,041,927	11/7/2005	35-40 yrs
Retail	Tustin	CA	—	—	346,557	—	863,122	—	346,557	—	863,122	1,209,679	116,085	11/7/2005	35-40 yrs
Retail	Union City	CA	—	—	102,287	210,089	205,201	—	102,287	210,089	205,201	517,577	53,431	11/7/2005	20-40 yrs
Retail	Ventura	CA	—	—	—	—	6,860,795	—	—	—	6,860,795	6,860,795	3,096,495	11/7/2005	20-40 yrs
Retail	Yorba Linda	CA	—	—	106,710	218,686	246,991	—	106,710	218,686	246,991	572,387	88,188	11/7/2005	20-40 yrs
Retail	Yucca Valley	CA	—	—	17,462	—	—	—	17,462	—	—	17,462	—	11/7/2005
Retail	Aurora	CO	—	—	—	400,072	2,801,180	—	—	400,072	2,801,180	3,201,252	1,456,844	11/7/2005	27-40 yrs
Retail	Aurora	CO	—	—	295,571	—	1,609,683	—	295,571	—	1,609,683	1,905,254	621,406	11/7/2005	35-40 yrs
Retail	Aurora	CO	—	—	—	—	1,744,455	—	—	—	1,744,455	1,744,455	475,886	11/7/2005	35-40 yrs
Retail	Aurora	CO	—	—	19,324	—	—	—	19,324	—	—	19,324	—	11/7/2005
Retail	Colorado Springs	CO	—	—	20,139	—	—	—	20,139	—	—	20,139	—	11/7/2005
Retail	Littleton	CO	—	—	236,952	—	1,928,902	—	236,952	—	1,928,902	2,165,854	655,383	11/7/2005	35-40 yrs
Retail	Littleton	CO	—	—	375,776	—	2,510,232	—	375,776	—	2,510,232	2,886,008	604,356	11/7/2005	35-40 yrs
Retail	Pueblo	CO	—	—	15,588	—	—	—	15,588	—	—	15,588	—	11/7/2005
Retail	Bradenton	FL	—	—	303,366	—	4,199,095	—	303,366	—	4,199,095	4,502,461	1,424,365	11/7/2005	35-40 yrs
Retail	Cape Coral	FL	—	—	187,680	—	2,170,182	—	187,680	—	2,170,182	2,357,862	853,787	11/7/2005	35-40 yrs
Retail	Casselberry	FL	—	—	442,935	—	4,066,854	—	442,935	—	4,066,854	4,509,789	1,396,920	11/7/2005	35-40 yrs
Retail	Gainsville	FL	—	—	219,345	—	2,400,739	—	219,345	—	2,400,739	2,620,084	934,023	11/7/2005	35-40 yrs
Retail	Homestead	FL	—	—	19,681	—	—	—	19,681	—	—	19,681	—	11/7/2005
Retail	Largo	FL	—	—	306,127	—	2,128,553	—	306,127	—	2,128,553	2,434,680	816,559	11/7/2005	35-40 yrs
Retail	Largo, 66th	FL	—	—	169,632	—	2,057,560	—	169,632	—	2,057,560	2,227,192	806,842	11/7/2005	35-40 yrs
Retail	Largo, Keene	FL	—	—	254,853	—	2,582,308	—	254,853	—	2,582,308	2,837,161	1,007,709	11/7/2005	35-40 yrs
Retail	Orlando	FL	—	—	15,410	—	—	—	15,410	—	—	15,410	—	11/7/2005
Retail	Orlando	FL	—	—	—	—	2,807,998	—	—	—	2,807,998	2,807,998	1,259,423	11/7/2005	35-40 yrs
Retail	Pinellas Park	FL	—	—	322,542	—	3,282,313	—	322,542	—	3,282,313	3,604,855	849,079	11/7/2005	35-40 yrs
Retail	Port Richey	FL	20,698	—	—	—	1,643,792	—	—	—	1,643,792	1,643,792	545,969	11/7/2005	35-40 yrs
Retail	Tallahassee	FL	—	—	—	—	1,802,687	—	—	—	1,802,687	1,802,687	775,625	11/7/2005	35-40 yrs
Retail	Venice	FL	—	—	160,171	—	3,191,832	—	160,171	—	3,191,832	3,352,003	1,270,838	11/7/2005	35-40 yrs
Retail	Atlanta (Dunwoody)	GA	—	—	—	120,697	826,652	—	—	120,697	826,652	947,349	382,474	11/7/2005	25-35 yrs
Retail	Atlanta (Exec Park)	GA	—	—	—	153,014	1,049,366	—	—	153,014	1,049,366	1,202,380	484,889	11/7/2005	25-35 yrs
Retail	Atlanta (Ponce de Leon)	GA	—	—	—	107,249	734,904	—	—	107,249	734,904	842,153	339,861	11/7/2005	25-35 yrs
Retail	Cumming	GA	—	—	—	270,916	1,869,960	—	—	270,916	1,869,960	2,140,875	858,562	11/7/2005	25-35 yrs
Retail	Duluth	GA	—	—	—	182,098	1,251,301	—	—	182,098	1,251,301	1,433,399	577,064	11/7/2005	25-35 yrs
Retail	Forest Park (Clayton)	GA	—	—	—	272,514	1,870,421	—	—	272,514	1,870,421	2,142,935	863,582	11/7/2005	25-35 yrs
Retail	Jonesboro	GA	—	—	—	105,469	721,503	—	—	105,469	721,503	826,971	334,214	11/7/2005	25-35 yrs
Retail	Stone Mountain	GA	—	—	—	129,849	891,640	—	—	129,849	891,640	1,021,490	411,486	11/7/2005	25-35 yrs
Retail	Boise	ID	—	—	236,161	—	3,320,761	—	236,161	—	3,320,761	3,556,922	1,138,021	11/7/2005	35-40 yrs
Retail	Boise	ID	—	—	89,102	—	2,069,938	—	89,102	—	2,069,938	2,159,040	755,925	11/7/2005	35-40 yrs

NEWKIRK REALTY TRUST INC. (THE “COMPANY”) AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (“THE PREDECESSOR”)
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
At December 31, 2005

							Cost capitalized
					Initial Cost to Registrant		subsequent to acquisition				As of December 31, 2005
						Land	Building and	Land/Building and		Land	Building and		Accumulated	Date
Description	Location		Encumbrances		Land	Estates	Improvements	Improvements	Land	Estates	Improvements	Total	Depreciation	Acquired	Life
			Mortgage	Contract Right
Retail	Freeport	IL	—	—	157,116	—	2,030,279	—	157,116	—	2,030,279	2,187,395	804,021	11/7/2005	35-40 yrs
Retail	Carmel	IN	—	—	67,418	—	2,382,085	—	67,418	—	2,382,085	2,449,503	1,060,057	11/7/2005	20-40 yrs
Retail	Lawrence	IN	—	—	64,935	—	2,916,816	—	64,935	—	2,916,816	2,981,751	1,310,630	11/7/2005	20-40 yrs
Retail	Louisville	KY	—	—	—	690,033	4,128,075	—	—	690,033	4,128,075	4,818,108	2,141,179	11/7/2005	27-40 yrs
Retail	Baton Rouge	LA	—	—	265,907	—	3,273,819	—	265,907	—	3,273,819	3,539,726	792,727	11/7/2005	35-40 yrs
Retail	Minden	LA	—	—	362,253	76,762	2,034,341	—	362,253	76,762	2,034,341	2,473,356	550,703	11/7/2005	27-40 yrs
Retail	Arnold	MO	—	—	4,817	—	—	—	4,817	—	—	4,817	—	11/7/2005
Retail	Independence	MO	—	—	15,561	—	—	—	15,561	—	—	15,561	—	11/7/2005
Retail	Lee’s Summit	MO	—	—	3,886	—	—	—	3,886	—	—	3,886	—	11/7/2005
Retail	St Louis	MO	—	—	18,418	—	—	—	18,418	—	—	18,418	—	11/7/2005
Retail	Billings	MT	—	—	—	—	2,882,291	—	—	—	2,882,291	2,882,291	1,137,149	11/7/2005	35-40 yrs
Retail	Bozeman	MT	—	—	—	—	947,759	—	—	—	947,759	947,759	432,346	11/7/2005	40 yrs
Retail	Charlotte	NC	—	—	45,665	—	932,895	—	45,665	—	932,895	978,560	261,137	11/7/2005	35-40 yrs
Retail	Concord	NC	—	—	63,794	—	1,803,632	—	63,794	—	1,803,632	1,867,426	516,353	11/7/2005	35-40 yrs
Retail	Jacksonville	NC	—	—	69,010	—	746,595	—	69,010	—	746,595	815,605	199,688	11/7/2005	35-40 yrs
Retail	Jefferson	NC	—	—	—	—	654,790	—	—	—	654,790	654,790	174,049	11/7/2005	35-40 yrs
Retail	Lexington	NC	—	—	111,947	—	1,227,436	—	111,947	—	1,227,436	1,339,383	330,694	11/7/2005	35-40 yrs
Retail	Thomasville	NC	—	—	43,593	—	1,033,389	—	43,593	—	1,033,389	1,076,982	295,261	11/7/2005	35-40 yrs
Retail	Omaha	NE	—	—	292,208	—	4,541,072	—	292,208	—	4,541,072	4,833,280	1,560,011	11/7/2005	35-40 yrs
Retail	Omaha	NE	—	—	577,070	—	3,096,391	—	577,070	—	3,096,391	3,673,461	1,438,186	11/7/2005	35-40 yrs
Retail	Omaha	NE	—	—	265,419	—	3,195,453	—	265,419	—	3,195,453	3,460,872	782,590	11/7/2005	35-40 yrs
Retail	Garwood	NJ	401,779	—	672,774	—	4,037,797	—	672,774	—	4,037,797	4,710,571	1,153,580	11/7/2005	35-40 yrs
Retail	Albuquerque	NM	—	—	16,692	—	—	—	16,692	—	—	16,692	—	11/7/2005	27-40 yrs
Retail	Albuquerque	NM	—	—	15,482	—	—	—	15,482	—	—	15,482	—	11/7/2005
Retail	Albuquerque	NM	—	—	261,712	97,050	2,552,967	—	261,712	97,050	2,552,967	2,911,729	696,181	11/7/2005
Retail	Farmington	NM	—	—	12,950	—	87,866	—	12,950	—	87,866	100,816	8,942	11/7/2005	35-40 yrs
Retail	LasCruces	NM	—	—	181,454	—	2,498,713	—	181,454	—	2,498,713	2,680,167	857,352	11/7/2005	35-40 yrs
Retail	Las Vegas	NV	—	—	—	—	2,687,010	—	—	—	2,687,010	2,687,010	606,623	11/7/2005	35-40 yrs
Retail	Las Vegas	NV	—	—	19,977	—	—	—	19,977	—	—	19,977	—	11/7/2005
Retail	Las Vegas	NV	—	—	—	—	3,174,431	—	—	—	3,174,431	3,174,431	1,163,500	11/7/2005	35-40 yrs
Retail	Las Vegas	NV	—	—	339,718	—	1,722,194	—	339,718	—	1,722,194	2,061,912	649,983	11/7/2005	35-40 yrs
Retail	Las Vegas, Bonan	NV	—	—	20,709	—	139,441	—	20,709	—	139,441	160,150	14,057	11/7/2005	35-40 yrs
Retail	Reno	NV	—	—	—	—	1,847,887	—	—	—	1,847,887	1,847,887	550,231	11/7/2005	35-40 yrs
Retail	Portchester	NY	—	—	—	—	7,616,770	—	—	—	7,616,770	7,616,770	2,802,794	11/7/2005	35-40 yrs
Retail	Cincinnati	OH	—	—	—	—	2,473,614	—	—	—	2,473,614	2,473,614	952,733	11/7/2005	35-40 yrs
Retail	Columbus	OH	—	—	—	608,625	3,574,956	—	—	608,625	3,574,956	4,183,581	1,890,945	11/7/2005	27-40 yrs
Retail	Franklin	OH	—	—	44,607	—	1,712,427	—	44,607	—	1,712,427	1,757,034	767,589	11/7/2005	35-40 yrs
Retail	Lawton	OK	—	—	—	353,712	2,300,018	—	—	353,712	2,300,018	2,653,730	1,171,589	11/7/2005	27-40 yrs

NEWKIRK REALTY TRUST INC. (THE “COMPANY”) AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (“THE PREDECESSOR”)
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
At December 31, 2005

							Cost capitalized subsequent to
					Initial Cost to Registrant		acquisition			As of December 31, 2005
						Land	Building and	Land/Building and		Land	Building and		Accumulated	Date
Description	Location		Encumbrances		Land	Estates	Improvements	Improvements	Land	Estates	Improvements	Total	Depreciation	Acquired	Life
			Mortgage	Contract Right
Retail	Ponca City	OK	—	—	47,435	—	—	—	47,435	—	—	47,435	—	11/7/2005
Retail	Stillwater	OK	—	—	15,239	—	—	—	15,239	—	—	15,239	—	11/7/2005
Retail	Beaverton	OR	—	—	446,375	—	2,942,725	—	446,375	—	2,942,725	3,389,100	696,772	11/7/2005	35-40 yrs
Retail	Grants Pass	OR	—	—	—	320,017	2,094,541	—	—	320,017	2,094,541	2,414,558	1,060,042	11/7/2005	27-40 yrs
Retail	Portland	OR	—	—	578,332	—	2,239,130	—	578,332	—	2,239,130	2,817,462	1,020,092	11/7/2005	35-40 yrs
Retail	Salem	OR	—	—	338,290	—	2,207,961	—	338,290	—	2,207,961	2,546,251	516,616	11/7/2005	35-40 yrs
Retail	Doylestown	PA	—	—	103,270	—	840,516	—	103,270	—	840,516	943,786	235,440	11/7/2005	20-40 yrs
Retail	Lansdale	PA	—	—	108,444	—	886,059	—	108,444	—	886,059	994,503	248,971	11/7/2005	20-40 yrs
Retail	Lima	PA	—	—	119,165	—	968,635	—	119,165	—	968,635	1,087,800	270,998	11/7/2005	20-40 yrs
Retail	Philadelphia	PA	—	—	673,837	—	3,965,752	—	673,837	—	3,965,752	4,639,589	1,226,785	11/7/2005	35-40 yrs
Retail	Philadelphia, 52nd	PA	—	—	127,559	—	1,052,629	—	127,559	—	1,052,629	1,180,188	298,062	11/7/2005	20-40 yrs
Retail	Philadelphia, Broad	PA	—	—	136,176	—	1,120,780	—	136,176	—	1,120,780	1,256,956	316,688	11/7/2005	20-40 yrs
Retail	Philadelphia, Bustle	PA	—	—	102,086	—	836,149	—	102,086	—	836,149	938,235	235,421	11/7/2005	20-40 yrs
Retail	Philadelphia,	PA	—	—	143,284	—	1,183,445	—	143,284	—	1,183,445	1,326,729	335,307	11/7/2005	20-40 yrs
	Cottman
Retail	Philadelphia,	PA	—	—	112,508	—	922,910	—	112,508	—	922,910	1,035,418	260,795	11/7/2005	20-40 yrs
	Frankford
Retail	Philadelphia, Lehigh	PA	—	—	101,376	—	836,857	—	101,376	—	836,857	938,233	237,085	11/7/2005	20-40 yrs
Retail	Philadelphia, N 5th	PA	—	—	33,841	—	263,254	—	33,841	—	263,254	297,095	71,169	11/7/2005	20-40 yrs
Retail	Philadelphia, N Broad	PA	—	—	95,945	—	787,031	—	95,945	—	787,031	882,976	221,870	11/7/2005	20-40 yrs
Retail	Richboro	PA	—	—	96,059	—	780,788	—	96,059	—	780,788	876,847	218,504	11/7/2005	20-40 yrs
Retail	Wayne	PA	—	—	140,321	—	1,143,926	—	140,321	—	1,143,926	1,284,247	320,122	11/7/2005	20-40 yrs
Retail	Moncks Corner	SC	—	—	—	—	565,972	—	—	—	565,972	565,972	147,685	11/7/2005	35-40 yrs
Retail	Chattanooga	TN	—	—	—	369,150	3,450,050	—	—	369,150	3,450,050	3,819,200	1,555,365	11/7/2005	27-40 yrs
Retail	Paris	TN	—	—	—	244,304	2,285,309	—	—	244,304	2,285,309	2,529,613	1,029,351	11/7/2005	27-40 yrs
Retail	Austin	TX	—	—	47,127	—	—	—	47,127	—	—	47,127	—	11/7/2005
Retail	Baytown	TX	—	—	17,888	—	—	—	17,888	—	—	17,888	—	11/7/2005
Retail	Bear Creek	TX	—	—	17,859	—	—	—	17,859	—	—	17,859	—	11/7/2005
Retail	Carrolton	TX	—	—	—	369,067	2,956,353	—	—	369,067	2,956,353	3,325,420	1,262,466	11/7/2005	25-40 yrs
Retail	Dallas	TX	—	—	—	—	3,710,875	—	—	—	3,710,875	3,710,875	1,417,275	11/7/2005	35-40 yrs
Retail	Dallas, Jefferson	TX	—	—	—	—	—	—	—	—	—	—	—	11/7/2005	35-40 yrs
Retail	El Paso	TX	—	—	14,599	—	—	—	14,599	—	—	14,599	—	11/7/2005
Retail	El Paso	TX	—	—	18,500	—	—	—	18,500	—	—	18,500	—	11/7/2005
Retail	El Paso, Alameda	TX	—	—	16,076	—	111,364	—	16,076	—	111,364	127,440	11,589	11/7/2005	35-40 yrs
Retail	El Paso, Dyer	TX	—	—	14,218	—	98,311	—	14,218	—	98,311	112,529	10,211	11/7/2005	35-40 yrs
Retail	Fort Worth	TX	—	—	—	532,340	3,761,661	—	—	532,340	3,761,661	4,294,001	1,941,889	11/7/2005	27-40 yrs
Retail	Garland	TX	—	—	—	130,505	3,389,503	—	—	130,505	3,389,503	3,520,008	935,991	11/7/2005	29-40 yrs
Retail	Granbury	TX	—	—	—	85,040	2,224,565	—	—	85,040	2,224,565	2,309,605	609,990	11/7/2005	29-40 yrs
Retail	Grand Prairie	TX	—	—	—	462,315	3,027,965	—	—	462,315	3,027,965	3,490,280	1,531,410	11/7/2005	27-40 yrs
Retail	Greenville	TX	—	—	—	—	1,481,163	—	—	—	1,481,163	1,481,163	1,066,595	11/7/2005	35-40 yrs
Retail	Hillsboro	TX	—	—	—	71,841	1,872,528	—	—	71,841	1,872,528	1,944,369	515,270	11/7/2005	29-40 yrs

NEWKIRK REALTY TRUST INC. (THE “COMPANY”) AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (“THE PREDECESSOR”)
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
At December 31, 2005

								Cost capitalized subsequent
					Initial Cost to Registrant			to acquisition			As of December 31, 2005
						Land	Building and	Land/Building and		Land	Building and		Accumulated	Date
Description	Location		Encumbrances		Land	Estates	Improvements	Improvements	Land	Estates	Improvements	Total	Depreciation	Acquired	Life
			Mortgage	Contract Right
Retail	Houston	TX	—	—	—	639,638	3,754,922	—	—	639,638	3,754,922	4,394,560	1,984,790	11/7/2005	27-40 yrs
Retail	Lubbock	TX	—	—	—	—	1,582,901	—	—	—	1,582,901	1,582,901	677,069	11/7/2005	35-40 yrs
Retail	Lubbock, 82nd	TX	—	—	17,213	—	118,742	—	17,213	—	118,742	135,955	12,304	11/7/2005	35-40 yrs
Retail	Midland	TX	—	—	496,324	—	3,328,959	—	496,324	—	3,328,959	3,825,283	804,357	11/7/2005	35-40 yrs
Retail	Texarkana	TX	—	—	127,437	—	1,780,880	—	127,437	—	1,780,880	1,908,317	393,071	11/7/2005	35-40 yrs
Retail	Bountiful	UT	—	—	—	—	3,422,634	—	—	—	3,422,634	3,422,634	1,638,429	11/7/2005	35-40 yrs
Retail	Sandy	UT	—	—	—	—	1,677,391	—	—	—	1,677,391	1,677,391	447,328	11/7/2005	35-40 yrs
Retail	Herndon	VA	—	—	17,741	—	—	—	17,741	—	—	17,741	—	11/7/2005
Retail	Staunton	VA	—	—	138,824	—	1,486,951	—	138,824	—	1,486,951	1,625,775	395,723	11/7/2005	35-40 yrs
Retail	Bothell	WA	—	—	—	—	1,205,320	—	—	—	1,205,320	1,205,320	574,859	11/7/2005	35-40 yrs
Retail	Edmonds	WA	—	—	—	—	1,402,039	—	—	—	1,402,039	1,402,039	585,590	11/7/2005	35-40 yrs
Retail	Everett	WA	—	—	252,229	—	3,465,360	—	252,229	—	3,465,360	3,717,589	1,176,682	11/7/2005	35-40 yrs
Retail	Federal Way	WA	—	—	239,502	—	2,477,366	—	239,502	—	2,477,366	2,716,868	741,471	11/7/2005	35-40 yrs
Retail	Graham	WA	—	—	—	437,273	2,901,977	—	—	437,273	2,901,977	3,339,250	1,448,612	11/7/2005	27-40 yrs
Retail	Kent	WA	—	—	444,178	—	2,931,386	—	444,178	—	2,931,386	3,375,564	695,078	11/7/2005	27-40 yrs
Retail	Milton	WA	—	—	—	493,533	3,261,087	—	—	493,533	3,261,087	3,754,620	1,634,939	11/7/2005	27-40 yrs
Retail	Port Orchard	WA	—	—	—	—	935,682	—	—	—	935,682	935,682	437,766	11/7/2005	35-40 yrs
Retail	Puyallup	WA	—	—	15,117	—	—	—	15,117	—	—	15,117	—	11/7/2005
Retail	Redmond	WA	—	—	—	490,535	3,214,003	—	—	490,535	3,214,003	3,704,538	1,624,888	11/7/2005	27-40 yrs
Retail	Spokane	WA	—	—	—	376,686	2,476,524	—	—	376,686	2,476,524	2,853,210	1,247,797	11/7/2005	27-40 yrs
Retail	Spokane	WA	—	—	382,658	—	2,655,344	—	382,658	—	2,655,344	3,038,002	1,292,561	11/7/2005	35-40 yrs
Retail	Woodinville	WA	—	—	—	—	1,441,912	—	—	—	1,441,912	1,441,912	385,587	11/7/2005	35-40 yrs
Retail	Cheyenne	WY	—	—	80,503	—	1,017,664	—	80,503	—	1,017,664	1,098,167	225,094	11/7/2005	35-40 yrs
Retail	Evanston	WY	—	—	92,033	—	305,768	—	92,033	—	305,768	397,801	10,089	11/7/2005	20-40 yrs
Retail	Evanston - Cons	WY	—	—	202,167	—	1,353,159	—	202,167	—	1,353,159	1,555,326	1,353,158	11/7/2005	20-40 yrs

			422,477	—	17,952,723	12,154,680	329,043,149	—	17,952,723	12,154,680	329,043,149	359,150,553	127,307,139

NEWKIRK REALTY TRUST INC. (THE “COMPANY”) AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (“THE PREDECESSOR”)
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
At December 31, 2005

							Cost capitalized
					Initial Cost to Registrant		subsequent to acquisition			As of December 31, 2005
						Land	Building and	Land/Building and		Land	Building and		Accumulated	Date
Description	Location		Encumbrances		Land	Estates	Improvements	Improvements	Land	Estates	Improvements	Total	Depreciation	Acquired	Life
			Mortgage	Contract Right
Industrial	Long Beach	CA	14,201,313	3,294,147	—	6,375,557	30,414,637	—	—	6,375,557	30,414,637	36,790,195	15,509,696	11/7/2005	27-40 yrs
Industrial	Palo Alto	CA	—	—	—	—	27,410,470	—	—	—	27,410,470	27,410,470	10,224,752	11/7/2005	35-40 yrs
Industrial	Orlando	FL	—	—	—	—	9,312,081	—	—	—	9,312,081	9,312,081	3,981,805	11/7/2005	35-40 yrs
Industrial	Owensboro	KY	10,689,325	—	—	—	15,924,236	—	—	—	15,924,236	15,924,236	1,885,805	11/7/2005	20-40 yrs
Industrial	North Berwick	ME	—	—	368,447	—	22,645,058	—	368,447	—	22,645,058	23,013,505	10,744,498	11/7/2005	35-40 yrs
Industrial	Saugerties	NY	—	—	42,493	—	714,701	—	42,493	—	714,701	757,194	79,588	11/7/2005	15-40 yrs
Industrial	N Myrtle Beach	SC	—	—	—	—	1,620,113	—	—	—	1,620,113	1,620,113	458,428	11/7/2005	35-40 yrs
Industrial	Franklin	TN	—	—	—	—	8,956,181	—	—	—	8,956,181	8,956,181	3,073,487	11/7/2005	35-40 yrs
Industrial	Memphis	TN	—	—	—	—	19,562,412	—	—	—	19,562,412	19,562,412	9,318,540	11/7/2005	30-40 yrs
Industrial	Lewisville	TX	—	—	2,054,355	—	15,877,731	30,240	2,084,595	—	15,877,731	17,962,326	6,620,223	11/7/2005	35-40 yrs
Industrial	Windsor	WI	—	—	—	—	14,246,383	—	—	—	14,246,383	14,246,383	5,784,009	11/7/2005	35-40 yrs

			24,890,638	3,294,147	2,465,295	6,375,557	166,684,003	30,240	2,495,535	6,375,557	166,684,003	175,555,095	67,680,832

Other	Jonesboro	AR	—	—	17,184	—	—	—	17,184	—	—	17,184	—	11/7/2005
Other	Sun City	AZ	—	—	88,837	—	1,749,426	—	88,837	—	1,749,426	1,838,263	472,255	11/7/2005	35-40 yrs
Other	El Segundo	CA	63,381,614	—	2,182,276	3,801,120	103,438,850	—	2,182,276	3,801,120	103,438,850	109,422,246	41,601,649	11/7/2005	26-40 yrs
Other	Irvine	CA	—	—	1,000,000	—	—	—	1,000,000	—	—	1,000,000	—	11/7/2005
Other	Ft Collins	CO	—	—	95,403	—	2,014,652	—	95,403	—	2,014,652	2,110,055	548,625	11/7/2005	35-40 yrs
Other	Carlsbad	NM	—	—	74,057	—	1,577,913	—	74,057	—	1,577,913	1,651,970	434,894	11/7/2005	35-40 yrs
Other	Corpus Christi	TX	—	—	87,382	—	1,942,152	—	87,382	—	1,942,152	2,029,534	534,404	11/7/2005	35-40 yrs
Other	El Paso	TX	—	—	65,709	—	1,281,947	—	65,709	—	1,281,947	1,347,656	351,577	11/7/2005	35-40 yrs
Other	McAllen	TX	—	—	65,408	—	1,168,665	—	65,408	—	1,168,665	1,234,073	316,458	11/7/2005	35-40 yrs
Other	Round Rock	TX	—	—	16,164	—	—	—	16,164	—	—	16,164	—	11/7/2005
Other	Victoria	TX	—	—	84,818	—	1,909,861	—	84,818	—	1,908,861	1,993,679	526,883	11/7/2005	35-40 yrs

			63,381,614	—	3,777,238	3,801,120	115,083,466	—	3,777,238	3,801,120	115,082,466	122,660,824	44,786,745

			166,194,914	11,127,989	36,562,801	43,997,425	1,407,506,290	126,635	36,593,041	43,997,425	1,407,601,685	1,488,192,152	544,199,679

Total from Continuing Operations			166,194,914	11,127,989	36,562,801	43,997,425	1,407,506,290	126,635	36,593,041	43,997,425	1,407,601,685	1,488,192,152	544,199,679

Discontinued Operations:

Retail	Rock Falls	IL	—	—	153,797	—	1,502,332	—	153,797	—	1,502,332	1,656,129	808,904	11/7/2005	35-40 yrs
Office	Toledo	OH	39,697,285	—	—	—	84,551,251	—	—	—	84,551,251	84,551,251	43,713,583	11/7/2005	35-40 yrs

			39,697,285	—	153,797	—	86,053,583	—	153,797	—	86,053,583	86,207,380	44,522,487

Total from Discontinued Operations			39,697,285	—	153,797	—	86,053,583	—	153,797	—	86,053,583	86,207,380	44,522,487

	TOTALS		$205,892,199	$11,127,989	$36,716,598	$43,997,425	$1,493,559,873	$126,635	$36,746,838	$43,997,425	$1,493,655,268	$1,574,399,532	$588,722,166
The aggregate cost for federal income tax purposes was approximately $1,500,000,000.

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”) AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
(amounts in thousands)
The following is a reconciliation of real estate assets and accumulated depreciation:

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
	2005 (1)	2004	2003

Real Estate
Balance at beginning of year	$1,578,182	$1,655,430	$1,716,568
Additions during the year:
Land and land estates	30	2,557	5,611
Buildings and improvements	256	4,538	45,077
Step up adjustment	30,588	—	—

	1,609,056	1,662,525	1,767,256
Less: Reclassification to discontinued operations and disposition of assets	120,864	84,343	111,826

Balance at end of year	$1,488,192	$1,578,182	$1,655,430

Accumulated Depreciation
Balance at beginning of year	$545,385	$526,193	$512,678
Additions charged to operating expenses	49,271	39,231	42,983

	594,656	565,424	555,661
Less: Reclassification to discontinued operations and disposition of assets	50,456	20,039	29,468

Balance at end of year	$544,200	$545,385	$526,193

(1)	The year ended December 31, 2005 represents consolidated operating results of the Company from November 7, 2005 to December 31, 2005 and consolidated operating results of the Predecessor from January 1, 2005 to November 6, 2005.